UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[X] Definitive Proxy Statement

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STERLING CONSTRUCTION COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

______________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sterling Construction Company, Inc.

1800 Hughes Landing Boulevard

The Woodlands, Texas 77380

Telephone: (281) 214-0800

Notice of the 2016 Annual Meeting of Stockholders

Notice is hereby given that the 2016 Annual Meeting of Stockholders of Sterling Construction Company, Inc., a Delaware corporation, will be held as follows:

Date:	May 6, 2016
Place:	1800 Hughes Landing Boulevard — Suite 250
The Woodlands, Texas 77380
Time:	8:30 a.m. local time
Purposes:	1.	To elect five Board nominees, each to serve for a term of one year and until their successors are duly elected and qualified.
	2.	To ratify the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2016.
	3.	An advisory vote to approve named executive officer compensation.
	4.	To transact any other business that properly comes before the meeting.
Record Date:	Only the stockholders of record at the close of business on March 8, 2016 are entitled to notice of the meeting and to vote at the meeting, or at any adjournment of it.

By Order of the Board of Directors
March 24, 2016	Roger M. Barzun, Secretary

Important notice regarding the availability of proxy materials for the

2016 Annual Meeting of Stockholders

The proxy statement, the form of proxy and the Annual Report to Stockholders for the year ended December 31, 2015 are available at the Company's Internet website, www.STRLco.com, on the "Investor Relations" page under the headings Proxy Statements and Annual Reports.

As indicated above, we are again using the "Notice and Access" method of delivery of proxy materials to save costs and to avoid wasting paper. Most stockholders will receive the Notice Regarding the Availability of Proxy Materials, which provides the Internet website address of our transfer agent where stockholders can both access electronic copies of the proxy materials and vote. This website also has instructions for voting by telephone and for requesting paper copies of the proxy materials and a proxy card.

summary of how you can vote your shares

Via the Internet:	You may vote via the Internet by following the instructions in the Availability Notice or on your proxy card (if you receive one).
By Telephone:	Visit www.voteproxy.com to obtain the toll-free number to call.
By Mail:	If you request a paper copy of the proxy materials, you may vote by completing, signing, and dating the proxy card, and mailing it to the Company in the envelope that is provided to you.
In person:	You may attend the Annual Meeting of Stockholders and cast your vote on each item as it is presented.

STERLING CONSTRUCTION COMPANY, INC.

Proxy Statement for the 2016 Annual Meeting of Stockholders

Table of Contents

SUMMARY OF THE PROXY STATEMENT	I
Matters to be Voted on at the Meeting	I
Summary of Executive Compensation	II
2015 Compensation	II
Summary of Corporate Governance	III
GENERAL INFORMATION	1
The Record Date	1
Methods of Voting	1
Voting in Person	1
Voting by Proxy	2
Revocation of a Proxy	2
Quorum, Vote Required & Method of Counting	3
The Solicitation of Proxies & Expenses	3
The 2015 Annual Report	3
ELECTION OF DIRECTORS (Proposal 1)	4
Term of Office & Declassification of Directors	4
The Nominees & Continuing Director; Independence	4
Background & Skills of the Nominees & Continuing Director	5
RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 2)	9
APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION FOR 2015 (an advisory vote) (Proposal 3)	9
THE BOARD OF DIRECTORS	10
Communicating with the Board	10
Board Governance	10
Independence	10
Leadership Structure	10
Declassification of Directors	11
Election of Directors by Majority Vote	11
Directors' Attendance at Meetings in 2015	11
Stock Ownership Guidelines & Policies	11
Claw-Back Policy	12
Board Evaluations	12
The Board's Risk Oversight	12
Selecting Director Nominees	13
Board Operations	14
Committees of the Board	14
The Audit Committee	14
The Audit Committee Report	15
The Compensation Committee	15

- i -

Compensation Committee Interlocks and Insider Participation	16
The Compensation Committee Report	16
The Corporate Governance & Nominating Committee	16
Director Compensation	17
STOCK OWNERSHIP INFORMATION	19
Security Ownership of Certain Beneficial Owners and Management	19
Section 16(a) Beneficial Ownership Reporting Compliance	21
EXECUTIVE COMPENSATION	21
The Executive Officers	21
Compensation Discussion and Analysis	22
The objectives of the Company's compensation programs	22
The elements of the named executive officers' compensation	22
How the amounts and compensation formulas were determined	23
The results of the most recent stockholder advisory vote	24
New incentive compensation arrangements for 2016	24
Additional information on executive compensation	25
Compensation Policies & Practices — Risk Management	26
Employment Agreements of the Named Executive Officers	27
Potential Payments upon Termination or Change-in-Control	29
Compensation & Stock Tables.	31
Summary Compensation Table for 2015	31
Grants of Plan-Based Awards in 2015	33
Option Exercises and Stock Vested for 2015	35
Outstanding Equity Awards at December 31, 2015	35
Equity Compensation Plan Information	36
PERFORMANCE GRAPH	37
TRANSACTIONS WITH RELATED PERSONS	38
INFORMATION ABOUT AUDIT FEES & AUDIT SERVICES	39
Audit Fees	39
Audit-Related Fees	39
Tax Fees	40
All Other Fees (Non-Audit Fees)	40
Procedures for Approval of Services	40
SUBMISSION OF STOCKHOLDER PROPOSALS	40

- ii -

SUMMARY OF THE PROXY STATEMENT

A summary of some of the information contained in this Proxy Statement for the 2016 Annual Meeting of Stockholders is set forth on the following four pages. Each summary does not contain all the information that a stockholder should consider before voting. The entire Proxy Statement should be read before doing so. The Company's 2015 Annual Report is its Annual Report on Form 10-K for the year ended December 31, 2015, which has been filed with the Securities and Exchange Commission.

Matters to be Voted on at the Meeting

Proposal #1:	The election of five Directors for one-year terms. The table below contains a summary of some of the information about the nominees for director. More detailed information can be found below under the heading Election of Directors (Proposal 1) at Page 4.

Nominees	Current Position	Age	Occupation	Board Committee	Director Since
Maarten D. Hemsley	Director	66	Founder, Chairman and President of New England Center for Arts & Technology, Inc.	Audit Corporate Governance	1998
Charles R. Patton	Director	56	President & Chief Operating Officer of Appalachian Power Company	Compensation	2013
Richard O. Schaum	Director	69	General Manager, 3rd Horizon Associates LLC	Audit Compensation	2010
Milton L. Scott	Director Chairman	59	Chairman and Chief Executive Officer of the Tagos Group, LLC	Audit Corporate Governance	2005
Paul J. Varello	Director	72	Chief Executive Officer of the Company	N/A	2014

Proposal #2:	Ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2016. Grant Thornton was also the Company's firm of auditors for 2015. More information about Grant Thornton and their fees can be found below under the heading Information About Audit Fees & Audit Services on Page 39.

Proposal #3:	Advisory approval of the compensation of the Company's named executive officers. More information about the compensation of executives can be found in the following summary and below under the heading Executive Compensation on Page 21.

Proxy Statement Summary Page I

Summary of Executive Compensation

This summary is qualified by the information below under the heading Executive Compensation, which begins on Page 21.

Named Executive Officers. The Company's named executive officers are those officers who are named in the Summary Compensation Table for 2015 under the heading Executive Compensation. As noted below, two named executive officers left the Company in 2015. Except for Mr. Blair, the salaries of the named executive officers in 2015 were based on their employment agreements, or in the case of Mr. Ballschmiede, on an outline of employment terms. Mr. Blair has no employment agreement. After serving on an interim basis as Chief Financial Officer, as indicated below, he resumed his position as Senior Vice President, Corporate Finance.

The Company's named executive officers for 2015 were as follows:

Name	Title/Position	Date of Executive Officer Status
Paul J. Varello	Chief Executive Officer	Since February 1, 2015
Ronald A. Ballschmiede	Executive Vice President & Chief Financial Officer, Chief Accounting Officer	Since November 9, 2015
Roger M. Barzun	Senior Vice President & General Counsel, Secretary	Since 2006
Kevan M. Blair	Senior Vice President & Chief Financial Officer	From July 3 to November 9, 2015
Peter E. MacKenna	Former President & Chief Executive Officer	From September 2012 through January 2015
Thomas R. Wright	Former Executive Vice President & Chief Financial Officer	From September 2013 to July 3, 2015

2015 Compensation. The table below shows the salaries, incentive compensation, bonuses and stock awards for 2015 of the named executive officers.

	Paul J. Varello (1)(2)	Ronald A. Ballschmiede (1)(3)	Roger M. Barzun (1)(4)	Kevan M. Blair (5)	Peter E. MacKenna (6)	Thomas R. Wright (7)
2015 Annual Salary ($)	$1.00	$400,000	$250,000	$250,000	$600,000	$375,000
2015 Cash Incentive Compensation/Bonus	—	—	—	$75,000	720,000	—
2015 Stock Awards (#)	600,000	100,000	—	3,971	—	136,259
2015 Stock Awards ($)(8)	$1,932,000	$467,000	—	$24,422	—	$629,385(9)

(1)	Messrs. Varello, Ballschmiede and Barzun did not participate in any incentive compensation plan for 2015.

(2)	Mr. Varello's restricted stock award (vesting over three years) was in lieu of salary, and was approved by stockholders.

(3)	Mr. Ballschmiede served as a consultant to the Company's Audit Committee for several weeks prior to being hired as Chief Financial Officer, for which work he was paid $97,809. His restricted stock award (vesting over two years) was made to him in connection with his joining the Company.

(4)	Mr. Barzun is paid a $100,000 annual retainer for the performance of routine matters, which, after the end of the year is subject to increase by an amount that the Compensation Committee believes reflects appropriate compensation for the non-routine matters on which he worked during the year.

(5)	Mr. Blair participated in the Company's 2015 Long-Term Incentive Compensation Program under which he was awarded 3,971 shares of restricted stock that vest at the end of three years. Because he was unable to participate in the Company's 2015 Short-Term Incentive Compensation Program, he was awarded a $50,000 bonus for 2015. In addition, in connection with his assuming the role of Chief Financial Officer on an interim basis during 2015, he was awarded a $25,000 bonus.

Proxy Statement Summary Page II

(6)	In connection with his leaving the Company's employ, Mr. MacKenna was paid his 2015 incentive compensation in full and in cash as if all 2015 goals had been met.

(7)	Mr. Wright participated in both the Company's 2015 Short-Term and Long-Term Incentive Compensation Programs. Under the Long-Term Incentive Compensation Program, he was awarded 29,871 shares of restricted stock vesting at the end of three years. In connection with his leaving the Company's employ, those shares were vested (as were the other shares of restricted stock he then held) and he was awarded 106,478 shares of unrestricted common stock.

(8)	These values are based on the closing price of the common stock on the date of the award, except as to Mr. Blair's 3,971 shares and 29,781 of Mr. Wright's shares that were awarded under the 2015 Long-Term Incentive Compensation Program pursuant to which the value was based on the average closing prices of the common stock in December 2014.

At the 2015 Annual Meeting of Stockholders, the say-on-pay vote was as follows:

Number of Shares Entitled to Vote	Voted For	Voted Against	Abstained
13,173,921	12,579,278 (95%)	288,943 (2.2%)	305,700 (2.3%)

For more information about the named executive officers' restricted stock in 2015, see the tables below starting at Page 33.

Summary of Corporate Governance

The Board has adopted a set of governance guidelines that it reviews periodically to ensure that they reflect the Board's and the Company's needs, as well as current trends in corporate governance.

The following is a description of some of the main elements of the Company's corporate governance matters. A more detailed discussion can be found below under the heading The Board of Directors in the section entitled Board Governance beginning on Page 10:

•	Independence:

	o	Of the Company's six directors, five are independent directors. The only non-independent director is the Company's Chief Executive Officer.

	o	The roles of Chairman and Chief Executive Officer are separate, and the Board's Chairman is an independent director.

	o	All members of the Board's standing committees are independent directors.

	o	No director has entered into any related-party transaction with the Company.

•	At the 2015 Annual Meeting of Stockholders, the Board started the process of declassifying directors so that by the 2017 Annual Meeting, all nominees will be elected for one-year terms. See the section entitled Term of Office & Declassification of Directors under the heading Election of Directors on Page 4.

•	Directors (in uncontested elections) are elected by a majority vote, with a director resignation procedure for incumbent directors who are nominated for re-election.

•	Meeting Attendance:

	o	In 2015, all directors attended, in the aggregate, more than 90% of the meetings of the Board and of the committees on which they served.

	o	All directors attended the 2015 Annual Meeting of Stockholders in person.

Proxy Statement Summary Page III

•	Executive sessions of independent directors are held at all four regularly-scheduled Board meetings and at other times as the need arises.

•	Two of the three members of the Audit Committee are financial experts.

•	Stock Ownership Guidelines & Policies:

	o	Directors and executive officers are prohibited from hedging shares of the Company's common stock.

	o	Executive officers are required to retain shares of the Company's common stock equal to a multiple of their base salaries.

	o	Directors are expected to hold shares of the Company's common stock with an acquisition value equal to five times their annual retainer.

	o	The Company's claw-back policy is applicable to incentive compensation paid irrespective of culpability, and applies to both cash and equity compensation.

•	The financial goals of incentive compensation programs are subject to caps and minimum achievement levels.

•	The Company currently has no change-in-control severance provisions in effect with any officer of the Company; however, their restricted stock vests in the event of a change in control.

•	Board Performance Evaluation:

	o	Both the Board and its committees perform a self-evaluation annually.

	o	For individual director evaluations, the Chair of the Corporate Governance & Nominating Committee confers with each director annually to solicit comments about nominations for election and re-election to the Board, and to permit each director to express any concerns about the functioning of the Board, its committees and its members. Any concerns about the Corporate Governance & Nominating Committee or its Chair are directed to the Chairman of the Board.

•	At each of the Board's regularly-scheduled meetings, directors receive an assessment and/or an update on the Company's primary risk categories.

•	The Company conducts annual advisory votes on executive compensation.

•	The Company has no stockholders rights plan (poison pill).

Persons interested in communicating with the Board about their concerns, questions or other matters may do so as follows:

By U.S. Mail to:
Board of Directors
℅ The Secretary
Sterling Construction Company, Inc.
1800 Hughes Landing Blvd. — Suite 250
The Woodlands, TX 77380
or
By E-mail to: Reports@Lighthouse-Services.com

Proxy Statement Summary Page IV

STERLING CONSTRUCTION COMPANY, INC.

1800 Hughes Landing Boulevard

The Woodlands, Texas 77380

Telephone: (281) 214-0800

proxy statement

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

In this Proxy Statement, Sterling Construction Company, Inc. is sometimes referred to as the Company, and the Board of Directors of the Company is sometimes referred to as the Board. The Company is making this Proxy Statement, the form of proxy, and the Company's 2015 Annual Report on Form 10-K available to stockholders starting on March 24, 2016 in connection with the solicitation of proxies by the Board for the 2016 Annual Meeting of Stockholders. The Annual Meeting will be held on Friday, May 6, 2016 at 8:30 a.m. local time at the Company's headquarters office at 1800 Hughes Landing Boulevard — Suite 250, The Woodlands, Texas 77380.

On March 24, 2016, the Company mailed a Notice of Internet Availability of Proxy Materials (the Availability Notice) to stockholders of record on March 8, 2016 (the Record Date) and posted the proxy materials on the Company's website:

www.STRLco.com

as well as on the website provided in the Availability Notice:

http://www.astproxyportal.com/ast/04770

The Company is sending the Availability Notice to all stockholders of record instead of mailing them a printed set of the proxy materials to save postage and paper. As stated in the Availability Notice, if you wish to obtain a printed set of the proxy materials, you can do so without charge by requesting a copy either by telephone, by e-mail, or through either of the websites listed above, all as described in the Availability Notice.

On or about April 5, 2016, the Company plans to mail a second Availability Notice to stockholders that will be accompanied by a proxy card on which you can indicate how you wish your shares to be voted.

The Record Date. The Company has established March 8, 2016 as the Record Date. The persons or entities whose names appear on the records of the Company on that date as holders of the Company's common stock are entitled to notice of the Annual Meeting and to vote at the Annual Meeting, or at any adjournment of the meeting. On the Record Date, there were 19,773,170 shares of the Company's common stock outstanding.

Methods of Voting. As a holder of record of common stock of the Company on the Record Date, you may vote your shares either by coming to the Annual Meeting and voting in person, or by appointing someone to vote your shares for you by giving that person a proxy.

Voting in Person. To vote your shares in person, come to the meeting at the date, time and address set forth above in the Notice of the 2016 Annual Meeting of Stockholders, and you will be given a ballot on which you can vote your shares on each of the proposals.

However, if your shares are held for you in the name of your broker, bank or other nominee, evidence of your stock ownership on the record date, March 8, 2016 (such as a current letter from your broker, bank or other nominee, or a photocopy of your brokerage or other account statement for March 2016) must be presented at the meeting in order for you to vote your shares in person.

Voting by Proxy. In this Proxy Statement, you are being asked to appoint each of Milton L. Scott, the Chairman of the Board of Directors; Ronald A. Ballschmiede, the Company's Chief Financial Officer; and Roger M. Barzun, the Company's General Counsel, as your proxy to vote your shares in the way you direct, both at the Annual Meeting and at any adjournment of the meeting. Stockholders have the option to vote by proxy in three ways, all of them described in the Availability Notice:

•	Via the Internet: You may vote via the Internet by following the instructions in the Availability Notice.

•	By Telephone: You may vote by telephone by calling toll-free 1-800-PROXIES (1-800-776-9437) in the United States, or 1-718-921-8500 from a foreign country using a touch-tone telephone, and by following the instructions given to you. You should have your proxy card with you when you make the call so that you can provide the numbers found on your proxy card when asked to do so.

•	By Mail: You may vote by mail by obtaining a printed copy of the proxy card in the manner described in the Availability Notice. You may then complete, sign, and date the proxy card and mail it to the Company in the envelope that will have been provided to you with the proxy card.

If your shares are held in the name of a bank, a broker or by another nominee holder of record, please refer to the information provided to you by the nominee about your voting options.

If you vote by proxy, your shares will be voted as you direct if —

•	Your proxy is properly completed;

•	Your proxy is received before the Annual Meeting; and

•	Your proxy is not revoked by you before the voting.

If you do not specify on your proxy how you want your shares voted, they will be voted in the following ways:

FOR	the election of the five nominees for a term of one year (Proposal 1).

FOR	the ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2016 (Proposal 2).

FOR	the approval of the compensation of the Company's named executive officers as set forth in this Proxy Statement (Proposal 3) (an advisory vote).

The Board does not know of any other proposal that will be presented for consideration at the Annual Meeting.

Revocation of a Proxy. You may revoke a proxy you have already given in any one of the following three ways:

•	By sending to the Secretary of the Company, at the Company's address set forth above, a written statement that you wish to revoke your proxy;

•	By submitting another proxy dated later than a previous proxy; or

•	By attending the Annual Meeting in person and notifying the chair of the meeting that you wish to vote in person.

Quorum, Vote Required & Method of Counting

The Quorum for the Meeting. A quorum must be present in order to hold the Annual Meeting. A quorum consists of the holders of a majority of the shares of outstanding common stock who are present in person or represented by proxy at the meeting and entitled to vote. Each share of common stock entitles the record holder to one vote on each of the matters to be voted on at the Annual Meeting. Shares held in "street" name, meaning held by a bank, broker or other nominee who indicate on their proxies that, because they have not received directions on how to vote the shares, they do not have the discretionary authority to vote the shares on a particular proposal, are known as broker non-votes.

Vote Required & Method of Counting.

Proposal 1.	To be elected a director, a nominee must receive more votes for his or her election than against it. Because the election of a nominee does not require a minimum number of votes, abstentions and broker non-votes will have no effect on the voting for the election of directors.

Proposal 2.	The ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2016 requires the affirmative vote of the holders of a majority of the shares of common stock who are present in person or represented by proxy at the Annual Meeting and who are entitled to vote on that proposal. Abstentions will have the effect of votes against the proposal, but broker non-votes will not be counted as they are not, by definition, entitled to vote.

See also the information below under the heading Ratification of the Selection of the Independent Registered Public Accounting Firm (Proposal 2) for the effect of your vote on this proposal.

Proposal 3.	The advisory vote to approve the compensation of the named executive officers also requires the affirmative vote of the holders of a majority of the shares of common stock who are present in person or represented by proxy at the Annual Meeting and who are entitled to vote on that proposal. Abstentions will have the effect of votes against the proposal, but broker non-votes will not be counted as, by definition, they are not entitled to vote.

The Solicitation of Proxies & Expenses. In addition to the solicitation of proxies by means of this Proxy Statement, directors, officers and employees of the Company and possibly a third-party solicitation agent may solicit proxies using personal interviews, telephone calls, facsimile transmissions and e-mails. The cost of any proxy solicitation agent would be borne by the Company. The Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to solicit votes from their customers who are beneficial owners, but not record holders, of common stock, and to forward or make available proxy solicitation materials to those beneficial owners. The Company will reimburse them for the reasonable out-of-pocket expenses they incur in doing so, and will pay the expenses of printing and mailing this Proxy Statement, the form of proxy, the Availability Notice, the Company's 2015 Annual Report on Form 10-K, and any other solicitation materials.

The 2015 Annual Report. A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2015, which has been filed with the Securities and Exchange Commission (SEC) contains financial statements and other information of interest to stockholders. Stockholders may obtain a copy of the 2015 Annual Report in the same manner as they may obtain a copy of the other proxy solicitation materials.

ELECTION OF DIRECTORS (Proposal 1)

Term of Office & Declassification of Directors. A director holds office until the expiration of his or her term and until a successor is elected and qualified unless the director dies, resigns or is removed from the Board, in which case, the Board has the authority to appoint a replacement director.

Starting with the 2015 Annual Meeting of Stockholders, the Board began the process of phasing out the classification of its directors. Prior to the 2015 Annual Meeting of Stockholders, directors were divided into three classes with three-year terms each, and the election of the classes of directors were staggered so that at each Annual Meeting of Stockholders, the terms of only one class of directors expired. At the 2014 Annual Meeting of Stockholders, an amendment of the Company's Certificate of Incorporation was approved by stockholders with the result that —

•	At the 2015 Annual Meeting of Stockholders, when the three-year terms of the three Class II directors expired, their successors were elected to one-year terms.

•	At the 2016 Annual Meeting of Stockholders, when the terms of the two Class III directors expire, their successors and the successors to the three directors whose terms expired at the 2015 Annual Meeting of Stockholders will all be elected to one-year terms.

•	At the 2017 Annual Meeting of Stockholders, the term of the Company's only Class I director will expire. Her successor and the successors to the other directors whose terms expire at that meeting will be elected to one-year terms, and as a result, at that time, directors will no longer be classified.

It is anticipated that at the 2017 Annual Meeting, stockholders will be asked to approve an amendment of the Company's Certificate of Incorporation in order bring it into compliance with Delaware's requirements regarding the removal of directors for companies that do not have classified directors.

The Bylaws of the Company permit the Board to determine from time to time the number of directors serving on the Board. The Board has set the size of the Board at six directors.

To be elected, a director must receive more votes for his or her election than against it.

the board of directors recommends that stockholders vote for each director nominee

The Nominees & Continuing Director; Independence.

Each of the nominees listed below has stated a willingness to serve if elected. If any nominee is unable to serve, the proxy holders may vote for a substitute nominee. The Board has no reason to believe that any of the nominees will be unable to serve.

A proxy cannot be voted by the proxy holders for more persons than the number of nominees named in this Proxy Statement. Information about the number of shares of common stock of the Company owned by the nominees and the continuing director can be found below under the heading Stock Ownership Information.

The table below shows information about the nominees for director and the continuing director. All of the directors satisfy the Nasdaq Stock Market's definition of an independent director except for Mr. Varello, who, as the Company's Chief Executive Officer and as an employee of the Company, is not considered independent.

Nominees	Current Position	Committee Assignment(1)*	Age	Class	Director Since	Year Term Expires
Maarten D. Hemsley (nominee)	Director	Audit Corporate Governance	66	N/A	1998	2017
Charles R. Patton (nominee)	Director	Compensation	56	N/A	2013	2017
Richard O. Schaum (nominee)	Director	Audit Compensation*	69	N/A	2010	2017
Milton L. Scott (nominee)	Director	Chairman of the Board Audit* Corporate Governance	59	N/A	2005	2017
Paul J. Varello (nominee)	Director, Chief Executive Officer	—	72	N/A	2014	2017
Marian M. Davenport (continuing director)	Director	Compensation Corporate Governance*	62	I	2014	2017
(1)	The full names of the committees are the Audit Committee, Compensation Committee, and Corporate Governance & Nominating Committee.

*	An asterisk indicates that the director is the Chair of the committee.

Background & Skills of the Nominees & Continuing Director

Maarten D. Hemsley (nominee)

Founder, Chairman and President of New England Center for Arts & Technology, Inc. (NECAT),

a career-directed educational non-profit serving resource-limited adults and youth in Boston, Massachusetts.

Mr. Hemsley founded NECAT in 2010. Before that, he was the Company's President and Chief Operating Officer from 1988 until 2001, and its Chief Financial Officer from 1998 until 2007. From 2001 until March 2012, when he retired, Mr. Hemsley was a consultant to, or employee of, Harwood Capital LLP (Harwood) (formerly JO Hambro Capital Management Limited) an investment management company based in the United Kingdom. During that period, Mr. Hemsley served as a Fund Manager, Senior Fund Manager and Senior Advisor to several investment funds managed by Harwood.

Other Directorships. From 2003 until February 2016, Mr. Hemsley was a director of Sevcon, Inc., a public company that manufactures electronic controls for electric vehicles and other equipment, and of a number of privately-held companies in the United Kingdom.

Experience, Qualifications, Attributes & Skills. Mr. Hemsley has extensive financial experience and managerial skills gained over many years, including as chief financial officer of the Company for nine years and as its President for thirteen years; through his recent position managing investment funds; and his responsibilities during his career as chief financial officer of several medium-sized public and private companies in a variety of business sectors in the U.S. and Europe. His knowledge of the Company derived from more than twenty-five years' service, as well as his analytical skills honed as a fund manager in making investment decisions and overseeing the management of a wide range of portfolio companies, enable him to contribute to the Board's oversight of the Company's business, its financial risks, its executive compensation arrangements, the risks inherent in its acquisition program, and in post-acquisition integration issues. Mr. Hemsley is a Fellow of the Institute of Chartered Accountants in England and Wales.

Charles R. Patton (nominee)

President & Chief Operating Officer of Appalachian Power Company,

a company serving approximately one million customers in West Virginia, Virginia and Tennessee.

Mr. Patton has served in the above capacity since June 2010 with responsibility for distribution operations and a wide range of customer and regulatory relationships. Appalachian Power Company is a unit of American Electric Power Company, Inc. (AEP), one of the largest publicly-traded utilities in the United States. From June 2008 to June 2010, Mr. Patton served as Senior Vice President of Regulatory Policy and subsequently Executive Vice President of AEP's Western Utilities where he was responsible for oversight of utilities in Texas, Louisiana, Arkansas and Oklahoma. Prior to that, from May 2004 to June 2008, Mr. Patton was President and Chief Operating Officer of AEP Texas, and held various other executive roles, with responsibility for external affairs in Texas and in the Southwestern region of AEP. Before joining AEP in December 1995, Mr. Patton spent nearly 11 years in the energy and telecommunications business with Houston Lighting & Power Company.

Other Directorships. Mr. Patton serves as a director of the Richmond Federal Reserve Bank.

Experience, Qualifications, Attributes & Skills. As evidenced by his biographical data, above, Mr. Patton has extensive experience in the utilities industry combined with high-level management experience, both of which benefit the Board in its deliberations by bringing a different perspective than any other director. Mr. Patton received a bachelor’s degree (cum laude) from Bowdoin College in Brunswick, Maine, and a master’s degree from the LBJ School of Public Policy at the University of Texas in Austin.

Richard O. Schaum (nominee)

General Manager, 3rd Horizon Associates LLC,

a technology assessment and development company.

Mr. Schaum has served in the above capacity since May 2003. From October 2003 until June 2005, he was also Vice President and General Manager of Vehicle Systems for WaveCrest Laboratories, Inc. and led its vehicle systems development group. Prior to that, for more than thirty years, he was with DaimlerChrysler Corporation, and its predecessor, Chrysler Corporation, most recently, from January 2000 until his retirement in March 2003, as Executive Vice President, Product Development.

Experience, Qualifications, Attributes & Skills. Mr. Schaum has extensive executive and management experience at all levels in a Fortune 100 company, and knowledge of, and interest in, corporate governance matters, gained on the board of a Fortune 500 company. In addition, his technical background and his operating experience at all levels of management contribute to the breadth and depth of the Board's deliberations. Mr. Schaum is a fellow of the Society of Automotive Engineers and served as its President from 2007 to 2008. He earned a B.S. in Mechanical Engineering from Drexel University and an M.S. in Mechanical Engineering from the University of Michigan.

Other Directorships. Mr. Schaum is currently a director of BorgWarner Inc., a publicly-traded company that manufactures and sells technologies for engines and drive trains, and Gentex Corporation, a publicly-traded company that manufactures and sells automotive electro-chromic dimming mirrors, windows, camera-based driver assist systems, and commercial fire protection products.

Milton L. Scott (nominee)

Chairman and Chief Executive Officer of the Tagos Group, LLC (Tagos),

a company that provides expertise in Supply Chain Advisory Services and Anti-Corrosion Technology. It also holds an investment in cement technology.

Mr. Scott was elected Chairman of the Board of Directors in March 2015, and he remains Chair of the Audit Committee. He has served as Chairman and Chief Executive Officer of Tagos since April 2007. From October 2012 to November 2013, Mr. Scott was also the Chairman and Chief Executive Officer of CorrLine International, LLC (CorrLine), a private company that manufactured CorrX, a surface decontamination product that treats and destroys the primary cause of premature coating failures. CorrLine was placed into involuntary Chapter 7 bankruptcy in August 2014, and in October 2014, Tagos purchased the assets of CorrLine and placed them in a subsidiary of Tagos, TGS Solutions, LLC, of which Mr. Scott is Chairman and Chief Executive Officer. Mr. Scott was previously associated with Complete Energy Holdings, LLC, a company of which he was Managing Director until January 2006, and which he co-founded in January 2004 to acquire, own and operate power generation assets in the United States. From March 2003 to January 2004, Mr. Scott was a Managing Director of The StoneCap Group, an entity formed to acquire, own and operate power generation assets. From October 1999 to November 2002, Mr. Scott served as Executive Vice President and Chief Administrative Officer at Dynegy Inc., a public company in the business of power distribution, marketing and trading of gas, power and other commodities, midstream services and electric distribution. From July 1977 to October 1999, Mr. Scott was a partner with the Houston office of Arthur Andersen LLP, a public accounting firm, where from 1996 to 1999, he served as partner in charge of the Southwest Region Technology and Communications practice.

Other Directorships. Mr. Scott is Chairman and Chief Executive Officer of TGS Solutions, LLC, a private company that manufactures Corrx, a surface decontamination product that treats and destroys the primary cause of premature coating failures. He is also Chairman of Inea International, Ltd. (Inea), a private company that through its wholly-owned subsidiary, VHSC Cement, LLC, has developed a technology that enables the creation of a product that competes with Portland Cement. Tagos has an equity investment in Inea.

Past Directorships. Mr. Scott was a director of W-H Energy Services, Inc., which at the time was a publicly-traded company in the oilfield services industry

Experience, Qualifications, Attributes & Skills. Mr. Scott has many years of experience as an audit partner at a large public accounting firm; leadership, managerial and corporate governance skills acquired during his tenure as a senior executive at a Fortune 500 company; and entrepreneurial skills developed through the founding of several companies in the energy service and technology sectors. He has also served as a chief executive officer of private companies and as a lead director at a public company. Mr. Scott's background and experience enable him to bring to the Board and its deliberations a broad range and combination of valuable insights as well as leadership skills, particularly in his role as Chairman of the Board and Chair of the Audit Committee.

Paul J. Varello (nominee)

Chief Executive Officer of the Company.

Mr. Varello is the Founder and President of Commonwealth Projects, LLC, a project development company specializing in the development of a liquefied natural gas (LNG) facility in Cameron, Louisiana. He is the former Founder and Chairman of Commonwealth Engineering & Construction, LLC (CEC), an engineering and construction management company specializing in the design and construction of capital projects for the oil & gas, refining, LNG, power, and related energy industries, which he sold in January of 2014.

Prior to founding CEC in May 2003, Mr. Varello was Senior Partner of Varello & Associates, a company that provided technical assessments, economic evaluations, estimates and constructability reviews to project lenders, plant operators and engineering companies from September 2001 to May 2003. From May 1990 to September 2001, Mr. Varello was Chairman of the Board and Chief Executive Officer of American Ref-Fuel Company of Houston, Texas. The company was a joint venture of two publicly-traded companies formed to develop, own and operate plants that converted solid municipal waste into energy. For the eighteen years prior to 1990, Mr. Varello was with Fluor Corporation, a Fortune 500 company that provides engineering, procurement, construction, maintenance, and project management services to a wide range of global clients. Mr. Varello started with Fluor as a project construction manager and rose to the position of President of the Process Sector.

Prior Directorships. From 2005 to 2012, Mr. Varello was a director of Sims Metal Management Limited (NYSE: SMS and ASX: SGM), a global recycler of metals and electronics, headquartered in Sydney, Australia. From 1992 to 1999, he served on the board of Ryland Group, Inc. (NYSE: RYL), a homebuilder and a mortgage-finance company located in the United States.

Experience, Qualifications, Attributes & Skills. Mr. Varello's background encompasses a diversity of experience in engineering, construction, executive management and board service that enhances both the scope and breadth of the Board's expertise as a group, thereby contributing to the overall performance of the Board's responsibilities. He is a Registered Professional Engineer in California, Texas and Louisiana, and holds a Bachelor of Civil Engineering from Villanova University. He is also a graduate of Harvard Business School's Advanced Management Program.

Marian M. Davenport (continuing director)

Executive Director, Genesys Works — Houston,

a nationally-recognized nonprofit organization that trains and employs economically disadvantaged high school students to work as professionals in major corporations during their senior year.

Ms. Davenport has served in the above capacity since March 2013. From September 2004 to March 2013, Ms. Davenport was associated with Big Brothers Big Sisters, a non-profit organization that provides one-to-one mentoring for children. She held various positions in its affiliated organizations, including serving from September 2004 to June 2010 as President & Chief Executive Officer of Big Brothers Big Sisters of Greater Houston, and from June 2010 to March 2013 as Senior Vice President, Operations and Capacity Building of Big Brothers Big Sisters Lone Star. From April 1997 to December 2002, Ms. Davenport was employed by Dynegy Inc., a publicly-traded company in the business of power distribution, marketing and trading of gas, power and other commodities, midstream services and electric distribution. She joined Dynegy as General Counsel, Commercial Development and rose to the position of Senior Vice President, Legislative and Regulatory Affairs.

Experience, Qualifications, Attributes & Skills. Ms. Davenport brings to the Board her background as a lawyer, with experience in corporate governance and securities compliance, having served as general counsel of a public company. In addition, she has extensive experience as an executive in the energy industry as a result of managing the development of large natural gas-fired power plants and where she served as a change agent to improve performance of critical company functions, including human resources. Ms. Davenport's more recent career in the non-profit sector providing mentoring and workforce development opportunities for disadvantaged youth brings a new perspective and expertise to the Company, which is in an industry where finding competent candidates for employment at all levels is more and more competitive. In sum, Ms. Davenport's extensive background in both the for-profit and non-profit sectors brings cognitive diversity to the Board and the committees on which she serves. Ms. Davenport holds a Bachelor of Arts degree, Liberal Arts and Sciences, from The Colorado College, of Colorado Springs, Colorado, and a JD degree from the University of Denver, College of Law, in Denver, Colorado. Ms. Davenport is a member of the bar of Texas.

RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 2)

Pursuant to its charter, the Audit Committee is responsible for the appointment of the Company's independent registered public accounting firm. The Audit Committee has selected Grant Thornton LLP to perform the audit of the Company's 2016 financial statements. Grant Thornton was also the Company's 2015 independent registered public accounting firm.

The Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that to do so would be in the best interests of the Company and its stockholders. The Board is asking stockholders to ratify the selection of Grant Thornton as a matter of good corporate practice, although ratification is not required by law or by the Company's Bylaws, and the vote is not binding on the Audit Committee. There is information about Grant Thornton's fees below under the heading Information About Audit Fees & Audit Services.

The ratification of the selection of Grant Thornton requires the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy at the meeting and who are entitled to vote on this proposal.

the Board of Directors recommends that stockholders vote for the ratification of the selection of Grant Thornton LLP

APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION FOR 2015 (an advisory vote) (Proposal 3)

Current SEC regulations require the Company to solicit an advisory stockholder vote on the approval of the compensation of the executive officers of the Company who are listed below in the section entitled The Executive Officers under heading Executive Compensation. The advisory vote, as described below, is commonly referred to as say-on-pay. The vote is not binding on the Company.

At the 2011 Annual Meeting of Stockholders, the holders of 80% of the shares who were present in person or represented by proxy at the meeting voted in accordance with the Company's recommendation to hold a say-on-pay vote annually. The Company has done so in the past and intends to continue to do so in the future.

At the 2015 Annual Meeting of Stockholders, the holders of common stock present in person or represented by proxy at the meeting and who were entitled to vote on the Company's 2014 executive compensation voted as follows:

Number of Shares Entitled to Vote	Voted For	Voted Against	Abstained
13,173,921	12,579,278 (95%)	288,943 (2.2%)	305,700 (2.3%)

In determining how to vote on the Company's 2015 executive compensation, stockholders should take into account all of the disclosures in this Proxy Statement that relate to the compensation of executives. That information includes a discussion and tables that are found below under the heading Executive Compensation, as well as an explanation of why and how the types and levels of executive compensation were determined.

In the event that stockholders do not approve executive compensation, the Compensation Committee of the Board will review its decisions on compensation structure and levels, as well as the comparability of the executives' compensation to that of a peer group of companies, before deciding whether to make any changes in the compensation of one or more of the executives.

The next advisory vote on say-on-pay after the 2016 Annual Meeting of Stockholders will be held at the 2017 Annual Meeting of Stockholders. In addition, a vote on whether the say-on-pay vote should be held every one, two or three years (the say-on-frequency vote) will also be held at the 2017 Annual Meeting of Stockholders.

The affirmative vote of the holders of a majority of the shares of common stock who are present in person or represented by proxy at the Annual Meeting and who are entitled to vote on this proposal is required to approve executive compensation.

The Board of Directors recommends that stockholders vote for the approval of named executive officer compensation pursuant to the following resolution:

Resolved, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth below under the heading Executive Compensation, is hereby approved.

THE BOARD OF DIRECTORS

Communicating with the Board. Stockholders and other interested parties may communicate with the whole Board, the Chairman of the Board, or with any independent director by sending the communication as follows:

By U.S. Mail:

℅ The Secretary

Sterling Construction Company, Inc.

1800 Hughes Landing Blvd. — Suite 250

The Woodlands, TX 77380

or

By E-mail to: Reports@Lighthouse-Services.com

The Secretary will give the communication to the directors when received unless it is frivolous. If the communication is voluminous, the Secretary will summarize it and furnish the summary to the Board.

Board Governance.

The Board has adopted a set of governance guidelines, some of which are referred to elsewhere in this Proxy Statement. The full set of Board Governance Guidelines can be found on the Company's website, www.STRLco.com, on the Investor Relations page under Corporate Governance.

Independence. The Board is currently made up of six directors, five of whom are independent. All members of the standing committees of the Board are independent directors as required by the Board's Governance Guidelines. Mr. Varello, Chief Executive Officer of the Company, is the only director who is not considered independent because he is an employee of the Company.

Leadership Structure. For the short period between February 1 and March 9, 2015, Mr. Varello, was the Company's Chairman of the Board and acting Chief Executive Officer. As a result of his election as Chief Executive Officer on a more permanent basis and his execution of a three-year employment agreement with the Company, Mr. Varello resigned as Chairman of the Board. Milton L. Scott, who is the Chair of the Audit Committee, was elected Chairman in his place. The Company believes that the separation of the roles of Chairman and Chief Executive Officer, as required by the Board Governance Guidelines, is appropriate in order to enhance the independence of the Board. It separates the operational leadership role of the chief executive from the fiduciary leadership role of the Board. Prior to electing an independent Chairman in 2014, from 2006 to 2014, the Company had a Lead Director, who was elected from among the independent directors.

Declassification of Directors. As described above under the heading Election of Directors (Proposal 1), the Board is in the process of phasing out the classification of its directors. Formerly, directors were divided into three classes, with three-year, staggered terms so that at each Annual Meeting of Stockholders, the terms of one class of directors expired. At the 2014 Annual Meeting, stockholders approved an amendment of the Company's Certificate of Incorporation to phase out the classes of directors so that by the 2017 Annual Meeting of Stockholders, all directors will be elected for one-year terms.

Election of Directors by Majority Vote. In order to be elected a director, a nominee must receive more votes for his or her election than against it, which is generally referred to as a majority vote. Since a director is elected for a specified term and until his or her successor is elected and qualified, an incumbent director who is nominated for re-election, but fails to receive a majority vote, would remain a director because no successor had been elected. To cure this problem, each incumbent director, as a condition to being nominated for re-election, must, in advance of the Annual Meeting, submit a resignation that becomes effective if he or she does not receive the required vote, and if the Board accepts the resignation. Before the Board makes a determination on accepting or rejecting the resignation, the Corporate Governance & Nominating Committee considers the matter and makes a recommendation to the Board. Each of the nominees has furnished the Board with the required contingent resignation.

Directors' Attendance at Meetings in 2015. During 2015, the Board held 17 meetings; the Audit Committee held 17 meetings; the Compensation Committee held seven meetings; and the Corporate Governance & Nominating Committee held three meetings. The meetings were held in person or by conference telephone call. During 2015, each incumbent director attended, in the aggregate, at least 90% of the meetings of the Board and of the committees on which he or she served. All directors attended last year’s Annual Meeting of Stockholders in person. The Company's policy is to schedule the Annual Meeting of Stockholders to coincide with a regular Board meeting so that directors can attend the Annual Meeting without the Company incurring the extra travel and related expenses of a separate meeting.

Stock Ownership Guidelines & Policies.

•	Hedging of Company Stock. Directors, executive officers, officers of the Company's majority-owned subsidiaries, as well as any employee of the Company or its subsidiaries to whom the Company has awarded shares of common stock, are prohibited from hedging the value of their shares, however acquired.

•	Pledging Shares & Share Retention. This policy prohibits officers from selling or pledging their shares of the Company's stock if, after giving effect to the sale or pledge, the market value of the number of unpledged shares then held by the officer would be —

For the Chief Executive Officer, less than two times his or her annualized base salary;

For executive officers (including the named executive officers) less than two times his or her annualized base salary; and

For officers of majority-owned subsidiaries, less than one times his or her annualized base salary.

The policy does not apply to stock purchased in the open market prior to January 1, 2011.

•	Directors. Under the Board Governance Guidelines, within five years of initial election to the Board, each non-employee director is expected to own shares of the Company's common stock equal in value to five times the annual cash retainer payable to directors. Market value is determined by the acquisition price or the closing market price at the time of acquisition, as the case may be. See the section below entitled Director Compensation. All directors with five or more years of service on the Board have met this requirement.

In the event of an increase in the annual retainer, the Corporate Governance & Nominating Committee will review this guideline to determine if there is a need for a change to reflect the increase.

Claw-Back Policy. The Company's Claw-Back Policy applies to all bonuses, incentive compensation and the like that has been paid to an employee of the Company (whether in cash, in equity, or both) that was based on financial statements that are subsequently restated. If necessary, the compensation is adjusted so that the employee will have received no more and no less than the amount that he or she would have received had the financial statements been restated before the amount of the compensation was determined. The policy applies to all such compensation paid to an employee, whether or not the employee was culpable with respect to the error, event, act or omission that caused the restatement to be made.

Board Evaluations. Directors conduct an annual evaluation of the performance of the Board and its committees. Questionnaires are sent to each Board member and committee member. Replies are anonymous and are collected and summarized by the Chair of the Corporate Governance & Nominating Committee. The summary is then discussed by the independent directors in an executive session held for the purpose. Any areas of Board or committee performance that are identified as needing improvement or change are considered by the Corporate Governance & Nominating Committee, which then makes a recommendation to the Board on the matter.

In addition, the Chair of the Corporate Governance & Nominating Committee confers each year with each director individually to solicit comments about nominations for election and re-election to the Board, and to permit each director to express any concerns about the functioning of the Board, its committees and its members. Any comments a director may have about the Corporate Governance & Nominating Committee and its Chair are directed to the Chairman of the Board.

The Board's Risk Oversight. Directors identify and exercise oversight of the Company's material risks acting as the whole Board as well as through its three standing committees. At each of the Board's regularly-scheduled meetings, directors receive a briefing and an assessment of the Company's risks as they relate to:

•	Safety
•	Crisis management
•	Construction joint ventures
•	Information technology
•	Compensation

Risk Oversight by Board Committees. Each standing committee of the Board shares the risk oversight responsibility as shown in the table below:

Board of Directors

Audit Committee	Compensation Committee	Corporate Governance & Nominating Committee

Financial liquidity	Executive compensation	Board organization
Covenant compliance	Incentive compensation	Board membership
Accounting		Board governance
Internal controls
Legal compliance
Related-party transactions

The Audit Committee. In furtherance of its risk oversight responsibility, the Audit Committee provides for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting, auditing and any other matters. These submissions are collected by an independent organization specializing in those services, and are conveyed to the Chair of the Audit Committee, to the Company's Chief Compliance Officer, and to the Company's General Counsel.

The Compensation Committee. More information about the Compensation Committee and compensation risk can be found below in the section entitled Compensation Policies & Practices — Risk Management under the heading Executive Compensation.

The Corporate Governance & Nominating Committee. The Corporate Governance & Nominating Committee addresses some of its risk oversight responsibilities through identifying and recommending for nomination well-qualified independent directors; through the periodic review of the Board Governance Guidelines; and by conducting annual Board self-evaluations, and through the Chair of the Committee, individual director evaluations.

Selecting Director Nominees. The Board's Corporate Governance & Nominating Committee has the responsibility, among others, to identify and recommend for nomination by the Board (including by a majority of independent directors) qualified candidates for election as director.

The Corporate Governance & Nominating Committee has voted to recommend to the Board the nomination for re-election of Messrs. Hemsley, Patton, Schaum, Scott and Varello, whose current terms expire at the Annual Meeting. If re-elected, they will serve for one-year terms.

Information about the background and qualifications of the nominees is set forth above in the section entitled Background & Skills of the Nominees & Continuing Director under the heading Election of Directors (Proposal 1).

The Corporate Governance & Nominating Committee has not specified any minimum qualifications for serving on the Board, but seeks to achieve a Board that is composed of individuals who have experience that is relevant to the needs of the Company, who have a high level of professional and personal ethics, and who contribute to the cognitive diversity of the Board, including business experience, public sector experience, professional training, public and private offices held, geographical representation, race, gender and age, among other considerations. Experience in the construction industry and in one or more of engineering, transportation, finance and accounting, corporate governance, senior management, and public sector matters are considered particularly valuable. An independent director candidate is expected to be committed to enhancing stockholder value, and to have sufficient time to carry out the duties of a director, both on the full Board and on one or more of its standing committees.

The Corporate Governance & Nominating Committee periodically assesses the strengths, experience and skills of the independent directors to determine if there is a gap in the skills or experience that the Board should seek to fill. Given the Company's size, the Committee realizes that it is difficult to achieve a Board with broad diversity. Whenever it is determined that replacement directors or additional directors are needed, the Corporate Governance & Nominating Committee will perform a similar assessment.

In identifying potential candidates for Board membership, the Corporate Governance & Nominating Committee relies on suggestions and recommendations from directors, management and others, including from time to time executive search and board advisory firms. The Committee has not established a special policy regarding the consideration of director candidates recommended by stockholders. Before recommending a candidate for election, the Corporate Governance & Nominating Committee conducts an independent evaluation of the candidate and checks references. The evaluation of any candidate recommended by a stockholder would be conducted in the same manner as for any other candidate.

If a stockholder wishes to recommend a person as a candidate for nomination as a director, the stockholder should follow the procedure for communicating with the Board that is described above in the section entitled Communicating with the Board. Recommendations of candidates for nomination for the 2017 Annual Meeting of Stockholders must be received by the date set forth below under the heading Submission of Stockholder Proposals.

Board Operations.

Committees of the Board. The Board's three standing committees are the Audit Committee, the Compensation Committee and the Corporate Governance & Nominating Committee. The professional background and skills of each of the members of these committees are described above in the section entitled Background & Skills of the Nominees & Continuing Director, under the heading Election of Directors (Proposal 1).

Each of these committees has a charter that is posted on the Company's website, www.STRLco.com under the Investor Relations page in the Corporate Governance section. The Board also establishes special-purpose, or ad hoc, committees as the need arises.

The Audit Committee. The current members of the Audit Committee are Milton L. Scott, Chair, Maarten D. Hemsley, and Richard O. Schaum. The Board has determined that each of Messrs. Hemsley and Scott is an Audit Committee Financial Expert based on the definition of that term contained in applicable regulations. The Audit Committee meets at least quarterly.

The Audit Committee assists the Board in fulfilling its responsibility to oversee the Company's accounting and financial reporting processes, and the audits by the Company's independent registered public accounting firm, which is referred to in the Committee's charter as the independent auditors. In particular, the Audit Committee has the responsibility to —

•	Review financial reports and other financial information, internal accounting and financial controls, controls and procedures relating to public disclosure of information, and the audit of the Company's financial statements by the Company's independent auditors;

•	Appoint independent auditors, approve their compensation, supervise their work, oversee their independence, and evaluate their qualifications and performance;

•	Review with management and the independent auditors the audited and interim financial statements that are included in filings with the Securities and Exchange Commission;

•	Review the quality of the Company's accounting policies;

•	Review with management major financial risk exposures;

•	Review and discuss with management the Company's policies with respect to press releases on earnings and earnings guidance, including the use of pro forma information;

•	Review all proposed transactions between the Company and related parties in which the amount involved exceeds $100,000;

•	Provide for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters; and

•	Oversee the Company's Ethics & Compliance Program by supporting the resource needs of the Company's Chief Compliance Officer, and by receiving periodic reports from the Chief Compliance Officer on the status of the compliance program and other matters.

The Audit Committee Report. In fulfillment of its responsibilities, the Audit Committee has —

•	Reviewed, and met and discussed with management and with the Company's independent registered public accounting firm the Company's 2015 audited consolidated financial statements;

•	Discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 16, as amended, Communications with Audit Committees as adopted by the Public Company Accounting Oversight Board;

•	Received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant's independence; and

•	Based and in reliance on the foregoing review and discussions, recommended to the Board, and the Board has approved the inclusion of the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Submitted by the members of the Audit Committee on March 24, 2016:

Milton L. Scott, Chair

Maarten D. Hemsley

Richard O. Schaum

The Compensation Committee. The current members of the Compensation Committee are Richard O. Schaum, Chair, Marian M. Davenport, and Charles R. Patton. The Committee holds at least four regularly-scheduled meetings each year.

The Compensation Committee has the responsibility to —

•	Determine the type, the amount, the manner and the time of payment, of salary, incentive compensation and any other compensation that is paid to officers of the Company and the principal executive officers of the Company's subsidiaries;

•	Set any goals, financial or individual, pursuant to which any incentive compensation may be earned by an officer, and to determine the level of achievement, if any, of those goals;

•	Determine the terms and conditions of officers' employment agreements and severance arrangements;

•	Determine which, if any, employees of the Company and its subsidiaries and affiliates are provided with change-in-control severance benefits, and the terms and conditions of those benefits;

•	Administer the Company's stock plans;

•	Review and make recommendations on the Company's benefit plans;

•	Evaluate risks that arise from the Company's compensation policies and practices;

•	Review and advise the Corporate Governance & Nominating Committee on the compensation of non-employee directors;

•	Establish the compensation of non-employee directors who serve on ad hoc committees of the Board;

•	Appoint, retain, compensate and oversee the work of compensation consultants, independent legal counsel, and other compensation advisers, and to consider certain independence factors before selecting them; and

•	Review and discuss with management the Company's Compensation Discussion and Analysis, and based on that review and those discussions, to determine whether to recommend that it be included in the Company's Annual Report on Form 10-K.

In exercising its authority and carrying out its responsibilities, the Compensation Committee meets to discuss the structure of executive compensation, proposed employment agreements, salaries, cash and equity incentive awards, and the achievement and the setting of financial and individual performance goals on which executive incentive compensation is based, using information circulated in advance of the meeting by the Chair of the Committee. The Compensation Committee may not delegate any of its responsibilities, but may share them with other independent directors. When the Committee discusses an executive officer's compensation, he or she may not be present. For a description of the compensation of executives of the Company, see the information below under the heading Executive Compensation.

Compensation Committee Interlocks and Insider Participation. During 2015, Marian M. Davenport, Maarten D. Hemsley, Charles R. Patton, and Richard O. Schaum served on the Compensation Committee. None of these Committee members was in 2015, or within the last eight years has been, an officer or employee of the Company.

None of the Company's executive officers served as a director or member of the compensation committee, or of any other committee serving an equivalent function, of any other entity that has an executive officer who is serving, or during 2015 served as a director or member of the Compensation Committee of the Company.

The Compensation Committee Report. The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis set forth below under the heading Executive Compensation. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's proxy statement on Schedule 14A.

Submitted by the members of the Compensation Committee on March 24, 2016:

Richard O. Schaum, Chair

Marian M. Davenport

Charles R. Patton

The Corporate Governance & Nominating Committee. The current members of the Corporate Governance & Nominating Committee are Marian M. Davenport, Chair, Maarten D. Hemsley, and Milton L. Scott. The Committee typically holds three to four regularly-scheduled meetings a year. The Corporate Governance & Nominating Committee assists the Board in fulfilling its corporate governance responsibilities, and in particular has the responsibility to —

•	Develop and recommend to the Board appropriate corporate governance principles and rules;

•	Recommend appropriate policies and procedures to ensure the effective functioning of the Board;

•	Identify and recommend qualified director candidates for nomination by the Board and election by stockholders;

•	Recommend directors for membership on Board committees;

•	Develop and make recommendations to the Board regarding standards and processes for determining the independence of directors under applicable laws, rules and regulations;

•	Develop and oversee the operation of an orientation program for new directors and to determine whether and what form and level of continuing director education is appropriate;

•	Periodically review the Company's Code of Business Conduct and its Insider Trading Policy to ensure that they remain responsive both to legal requirements and to the nature and size of the business; and

•	With the advice of the Chair of the Compensation Committee, make recommendations to the Board for the compensation of non-employee directors, members and Chairs of the Company's standing committees, and the Chairman of the Board.

Director Compensation.

Standard Director Compensation Arrangements. The following table shows the standard compensation arrangements for non-employee directors in effect on the date of this Proxy Statement. Non-employee directors are also compensated for service on ad hoc committees, the fees for which are determined by the Compensation Committee as the need arises. The Company does not pay any additional compensation for serving on the Board to directors who are also employees of the Company or its affiliates. All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board and its committees. Following the table below is a second table that shows the amount of fees and other compensation actually paid to directors for 2015.

Annual Fees — Each Non-Employee Director:
•	$30,000 Retainer (paid in monthly installments)
•	Immediately following the Annual Meeting of Stockholders, an award of shares of restricted common stock that has an accounting income charge under ASC Topic 718 of $50,000.(1)
Annual Fees: — Board and Committee Chairs (paid in monthly installments)
•	Chairman of the Board of Directors (2)	$100,000
•	Chair of the Audit Committee	$25,000
•	Chair of the Compensation Committee	$15,000
•	Chair of the Corporate Governance & Nominating Committee	$10,000

Meeting Fees (3)
In-Person Meetings		Per Meeting
•	Board Meetings	$1,500
•	Committee Meetings
	Audit Committee Meetings In connection with a Board meeting Not in connection with a Board meeting	$1,000 $1,500
	Other Committee Meetings In connection with a Board meeting Not in connection with a Board meeting	$500 $750
Telephonic Meetings (Board & Committee Meetings)
•	One hour or longer	$750
•	Less than one hour	$500
(1)	The restricted stock award is subject to the following basic terms:

Restrictions: The shares may not be sold, assigned, transferred, pledged or otherwise disposed of until they vest. The retention of the shares is subject the Board's Governance Guidelines.

Vesting: The restrictions on the restricted stock lapse on the trading day immediately preceding the following year's Annual Meeting of Stockholders, but earlier upon the death of the director; upon the director becoming permanently disabled; and upon a change in control of the Company as defined in the Company's Stock Incentive Plan under which the shares are issued.

Forfeiture: The shares of restricted stock are forfeited in the event that prior to vesting, the director ceases to be a director other than by reason of his or her death, permanent disability or a change in control of the Company.

(2)	The Chairman of the Board receives the annual cash retainer and the stock award made to each non-employee director. The Chairman's fee covers not only compensation for service as Chairman, but also for attendance at all Board and committee meetings and for service as chair of any committee of the Board other than the Audit Committee. In the event the Chairman is also the Chair of the Audit Committee, the Audit Committee Chair fee will also be paid. On March 9, 2015, Mr. Varello resigned as Chairman, executed a three-year employment agreement with the Company, and Milton L. Scott, Chair of the Audit Committee, was elected Chairman of the Board in his place. Mr. Scott remains Chair of the Audit Committee.

(3)	In-person Board and committee meetings that continue from one day to the next are paid as a single meeting. Time spent by non-employee directors at the Company's investor conferences or attending continuing education programs are not separately compensated, but the expenses of attending are reimbursed.

Director Compensation Paid for 2015. Set forth below is a table showing the compensation paid for 2015 to each non-employee director who served for any period during 2015. The amounts are based on the standard director compensation arrangements described above. None of the Company's non-employee directors received any compensation for any other service provided to the Company.

In the table below, —

•	Fees Earned or Paid in Cash include meeting fees, the directors' annual retainer fee, and annual fees for serving as the Chair of a committee or as Chairman of the Board.

•	Stock Awards show the dollar value of the annual award of restricted stock made following the Annual Meeting of Stockholders to each director. The award is denominated in dollars, not shares, so this number is the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. The cost does not reflect any estimates made for financial statement reporting purposes of future forfeitures related to service-based vesting conditions. The valuation of the awards is described in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 in Note 14 of Notes to Consolidated Financial Statements. No amounts earned by a director have been capitalized on the balance sheet for 2015.

•	All dollar amounts are rounded to the nearest dollar.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Marian M. Davenport	64,250	50,000	114,250
Maarten D. Hemsley	87,293	50,000	137,293
Charles R. Patton	49,000	50,000	99,000
Richard O. Schaum	81,250	50,000	131,250
Milton L. Scott (1)	157,887	50,000	217,887
(1)	The fees paid to Mr. Scott for 2015 include a special, one-time payment of $50,000 in recognition of the extra work required of him in 2015 in his dual capacity as Chairman of the Board and Chair of the Audit Committee, including the 34 meetings of the Board and Audit Committee in 2015, as well as the extensive work required outside of meetings.

Outstanding Awards. The following table shows at December 31, 2015 for each non-employee director the grant date fair value of each outstanding stock award that has been expensed, and the aggregate number of shares of stock awarded.

The annual stock award to directors is denominated in dollars ($50,000) and was converted into shares of common stock using the $4.12 closing price per share on the award date, May 8, 2015, which resulted in an award to each non-employee director of 12,135 shares.

At December 31, 2015, no non-employee director held any stock options or any stock-based grant or award other than those shown in the table below.

Name	Grant Date	Aggregate Stock Awards Outstanding at December 31, 2015 (#)	Grant Date Fair Value of Stock Awards ($)
Marian M. Davenport	May 8, 2015	12,135	50,000
Maarten D. Hemsley	May 8, 2015	12,135	50,000
Charles R. Patton	May 8, 2015	12,135	50,000
Richard O. Schaum	May 8, 2015	12,135	50,000
Milton L. Scott	May 8, 2015	12,135	50,000

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management. The following table sets forth certain information at March 14, 2016 about the beneficial ownership of shares of the Company's common stock, its only class of equity securities outstanding. The information given relates to the following categories of stockholders:

•	Each person or entity known to the Company to own beneficially more than 5% of the outstanding shares of common stock.

•	Each nominee and continuing director.

•	Each executive officer named below in the Summary Compensation Table for 2015 under the heading Executive Compensation.

•	All current directors and executive officers as a group.

Based on information furnished by the beneficial owners, the Company believes that the owners listed have sole investment and sole voting power over the shares of common stock shown as beneficially owned by them, except as stated otherwise in the footnotes to the table.

Rule 13d-3(d)(1) of the Securities Exchange Act of 1934 requires that the percentages listed in the following table assume for each person or group the acquisition of all shares that the person or group can acquire within sixty days of a recent date, for instance by the exercise of a stock option, but not the acquisition of the shares that can be acquired in that period by any other person or group listed. However, none of the entities listed below have indicated that they have any rights to acquire additional shares of common stock in the future. In addition, none of the Company's directors or executive officers holds any stock options or other rights to acquire shares of the Company's common stock.

Except as otherwise indicated, the address of each beneficial owner is the address of the Company.

Name and Address of Beneficial Owner	Total Beneficial Ownership	Percent of Class
FMR LLC (1) 245 Summer Street, Boston, Massachusetts 02210	1,906,200	9.64%
Marian M. Davenport (2)	18,338	†
Maarten D. Hemsley (2)(3)	194,121	†
Charles R. Patton (2)	23,313	†
Richard O. Schaum (2)	35,033	†
Milton L. Scott (2)	43,202	†
Paul J. Varello (4)	612,203	3.10%
Ronald A. Ballschmiede (5)	100,000	†
Roger M. Barzun	24,161	†
Kevan M. Blair (6)	12,546	†
Peter E. MacKenna (7)	211,328	1.07%
Thomas R. Wright (8)	162,004	†
All current directors and executive officers as a group (9 persons) (9)	1,055,240	5.34%

† Less than one percent.

The information for the entity identified in footnote 1, below, is based on an amended Schedule 13G that was filed with the Securities and Exchange Commission by the named entity on the date indicated.

			Voting Power		Dispositive Power
	Name	Filing Date	Sole	Shared	Sole	Shared
(1)	FMR LLC	November 10, 2014	56,200	—	1,906,200	—
In its filing, FMR states that the filing reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies (collectively, the "FMR Reporters") and that the filing does not reflect securities, if any, beneficially owned by certain other companies whose beneficial ownership of securities is disaggregated from that of the FMR Reporters in accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998).

(2)	This director's shares include 12,135 shares that are subject to restrictions on their sale or other transfer. The shares were awarded to the non-employee as director compensation — see the section above entitled Director Compensation under the heading Board Operations. The restrictions expire on May 5, 2016, the day before the 2016 Annual Meeting of Stockholders, but earlier if the director dies or becomes disabled, or if there is a change in control of the Company. The shares are forfeited before the expiration of the restrictions if the director ceases to be a director other than because of his or her death or disability, or a change in control of the Company.

(3)	Mr. Hemsley's shares do not include the shares owned by the Maarten and Mavis Hemsley Family Foundation.

(4)	Of these shares, 400,000 are subject to restrictions on their sale or other transfer. The restrictions expire in two equal installments, on March 9, 2017 and March 9, 2018.

(5)	These shares are subject to restrictions on their sale or other transfer. The restrictions expire in two equal installments, on November 9, 2016 and November 9, 2017.

(6)	Of these shares, 8,973 shares are subject to restrictions on their sale or other transfer. The restrictions lapse as follows: as to 1,031 shares on May 8, 2017; 3,971 shares on December 31, 2017; and 3,971 shares on January 29, 2018.

(7)	Mr. MacKenna left the Company on January 31, 2015; these are the shares that he held at that time.

(8)	Mr. Wright left the Company on July 3, 2015; these are the shares that he held at that time.

(9)	For all current directors and executive officers as a group, see footnotes 2 through 6, above, for a description of certain of the shares included in the total for the group. Con L. Wadsworth became an executive officer effective March 10, 2016 and accordingly, his 4,869 shares are included in this total.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of the Company’s equity securities (insiders) to file with the Securities and Exchange Commission reports of beneficial ownership of those securities, as well as certain changes in beneficial ownership on Forms 3, 4 and 5, and to give the Company a copy of those reports.

Based solely upon a review of Forms 3 and 4 and amendments to them furnished to the Company during 2015; any Forms 5 and amendments to them furnished to the Company relating to 2015; and written representations that no Form 5 is required, all Section 16(a) filing requirements applicable to the Company’s insiders were satisfied.

EXECUTIVE COMPENSATION

The Executive Officers. The Company is required under applicable rules and regulations to furnish information about the compensation of the following executives:

•	Any persons who served during 2015 as the Company's principal executive officer and any persons who served during 2015 as the Company's principal financial officer; and

•	The Company's three most highly-compensated executive officers (other than the principal executive officer and the principal financial officer) who were serving as executive officers of the Company on December 31, 2015.

The table below shows the names and titles of those executives. They are referred to as the named executive officers because they are named in the Summary Compensation Table for 2015.

Name	Title/Position in 2015
Paul J. Varello	Chief Executive Officer (Since February 2015)
Ronald A. Ballschmiede	Executive Vice President & Chief Financial Officer, Chief Accounting Officer Since November 9, 2015
Roger M. Barzun	Senior Vice President & General Counsel, Secretary
Kevan M. Blair	Senior Vice President & Chief Financial Officer (July 3 – November 9, 2015)
Peter E. MacKenna	President & Chief Executive Officer (January 1 - 31, 2015)
Thomas R. Wright	Executive Vice President & Chief Financial Officer (January 1 – July 3, 2015)

Compensation Discussion and Analysis. This discussion and analysis of executive compensation covers the compensation awarded to, earned by, or paid to the named executive officers. It covers the material elements of their compensation, including the following:

•	The objectives of the Company's compensation programs and what they are designed to reward;

•	The elements of the named executive officers' compensation, and why the Compensation Committee has chosen those elements;

•	How the amounts and compensation formulas were determined, and how they fit into the Company's overall compensation objectives; and

•	The results of the most recent stockholder advisory vote on executive compensation.

The objectives of the Company's compensation programs and what they are designed to reward. The Compensation Committee of the Board of Directors, which is currently composed of three directors, all of whom are independent, oversees and approves the compensation of the named executive officers. The Committee's compensation objectives are as follows:

•	To provide a rate of pay for the work the executive does that is appropriate in comparison to similar companies in the industry, and that is considered fair by the executive and the Committee;

•	To give the executive a significant incentive to perform at a high level, to reward that performance if achieved, and thereby to contribute to the Company's financial success;

•	To give the executive an incentive to remain with the Company; and

•	In the case of newly-hired executives, to provide them with an incentive to leave a prior employer and join the Company, and in some cases, also to relocate.

The elements of the named executive officers' compensation, and why the Compensation Committee has chosen those elements.

Except as noted otherwise, executives are compensated through annual salaries and an incentive compensation arrangement or plan. Annual salaries are designed to compensate the executive for the performance of his or her day-to-day responsibilities. The incentive compensation arrangements are designed to give the executives the opportunity to earn additional compensation (a portion of which is to be paid in shares of the Company's common stock) if certain goals are met.

Performance-Based Incentive Compensation. Incentive compensation consists of both cash and Company shares. While cash is an obvious incentive, the stock portion of incentive compensation is designed to encourage executives to take a longer-term perspective in fulfilling their responsibilities, and to align their financial interests with those of the Company's stockholders.

Incentive compensation is performance-based because it is dependent on the achievement of Company financial goals and the executive's individual performance goals. Financial goals, which for some executives also include operating unit financial goals, tie a portion of incentive compensation to the team effort required for Company-wide success, while the individual performance goals are designed to concentrate the executives' attention on their own contributions to the overall effort.

Change-in-Control Agreements. The Company does not currently have a change in control agreement with any employee. However, it is the Committee's policy to provide that restrictions on outstanding restricted stock lapse in the event of a change in control because the Committee believes that the adverse effect on non-transferable stock held by employees when a change in control occurs, particularly in a public company, can be significant. The Compensation Committee believes that in the future, change-in-control agreements may be appropriate for executives whose employment is likely to be adversely affected by a change in control. Change-in-control agreements can be in the best interests of the Company and its stockholders because they provide the executive with a clear incentive to remain neutral as to any change-in-control transaction, should one arise, and undistracted by concerns as to his or her future employment. Generally, the Committee believes that severance should only be payable if both a change-in-control transaction is consummated and the executive's employment is terminated without cause.

Having somewhat the same effect as change-in-control agreements are retention agreements in which compensation is paid to an employee for remaining with the Company during the negotiation of a change-in-control transaction. The Committee believes these types of agreements are another appropriate way of ensuring an executive remains neutral as to any change-in-control transaction and undistracted by concerns about his or her future employment.

How the amounts and compensation formulas were determined, and how they fit into the Company's overall compensation objectives.

Generally, the amount of an executive's compensation is based in part on a determination of comparable compensation levels in the construction industry and the personal judgement of the members of the Compensation Committee, drawing on their own business experience. The Committee attempts to set executives' salaries neither substantially higher nor substantially lower than the median in the industry.

Current Executive Officers. Mr. Varello's compensation of one dollar per year is unusual, and was adopted at his request to conserve the Company's cash resources and because of his faith in the future of the Company. His restricted stock award was made in lieu of a cash salary and was submitted to, and approved by, stockholders at the 2015 Annual Meeting of Stockholders.

Mr. Ballschmiede served as a consultant to the Company's Audit Committee for several weeks prior to being hired as Chief Financial Officer, for which work he was paid $97,809. His compensation as an employee was negotiated by him and the Compensation Committee using comparable salaries in the industry, and reflects his extensive accounting and financial expertise evidenced by his distinguished résumé.

Mr. Barzun's salary was established in 2006 at $60,000 based on the fact that he would be serving on a part-time basis as the Company's General Counsel; by 2013, it had risen to its current level through merit increases.

Mr. Blair's salary was first established when he was hired as Chief Financial Officer of the Company's Ralph L. Wadsworth Construction Company, LLC subsidiary. It has since been increased as a result of his assuming the role of the Company's Senior Vice President, Corporate Finance, and having served twice as the Company's Chief Financial Officer on an interim basis.

Former Executive Officers.

In setting Mr. MacKenna's salary in September 2012 and making initial restricted stock awards to him, the Compensation Committee took into account his twenty-five years of experience in the construction industry; the compensation he was being paid by his former employer; chief executive officer compensation levels at similar companies; the desirability of having the Chief Executive Officer of the Company own stock in the Company as a long-term incentive; the fact that Mr. MacKenna would be required to move his family from New York to Texas; his compensation requests; and the fact that by joining the Company, he would be giving up incentive compensation at his prior employer.

In establishing Mr. Wright's salary, the Compensation Committee obtained salary information from four different sources about public-company chief financial officers in the Houston area and in the heavy civil construction industry. The information was then reviewed and validated by the search firm that the Company had employed to identify chief financial officer candidates.

Mr. Wright's incentive compensation for 2015 was based on the Company's short-term and long-term incentive compensation plans. The plan had a short-term incentive payable in cash based on the achievement of individual performance goals by Mr. Wright himself and a Company earnings-per-share goal, as well as a long-term incentive payable equally in restricted stock and restricted stock units. The restricted stock depended on his remaining with the Company for a three-year period, and restricted stock units depended on the Company achieving a total shareholder return goal relative to the peer group described below in three years.

The results of the most recent stockholder advisory vote on executive compensation.

The Company conducts annual advisory votes on executive compensation. At the 2015 Annual Meeting of Stockholders, the vote was as follows:

Number of Shares Entitled to Vote	Voted For	Voted Against	Abstained
13,173,921	95%	2.2%	2.3%

The Compensation Committee believes that this vote indicates general stockholder satisfaction with the Company's executive compensation policies and decisions. In the event that stockholders do not approve executive compensation for a given year, the Compensation Committee will review its decisions on compensation structure and levels, as well as the comparability of the executives' compensation to that of a peer group of companies, before deciding whether to make any change in the compensation of one or more of the executives.

New incentive compensation arrangements for 2016. In February 2016, the Compensation Committee adopted an incentive compensation plan for executives and others. The 2016 Executive Incentive Compensation Program is a one-year program that provides for establishing for participants as of the beginning of 2016 a target amount, which is the amount that can be earned by the participant if all the goals of the program are achieved in 2016, and is expressed as a percent of the participant's base salary.

Incentive compensation is earned based on the level of achievement of a Company earnings-per-share (EPS) goal for 2016 and individual performance goals. For participants in the Company's operating units, there is also an operating-unit goal based on its earnings before interest and taxes. The EPS goal and the individual performance goals of officers of the Company and of the chief executives of the Company's subsidiaries are subject to approval by the Compensation Committee.

Payment of one-half of any incentive compensation earned under the plan is to be made in cash, and one-half in the form of an award of shares of the Company's common stock that are subject to restrictions on their sale or other transfer and to forfeiture in certain circumstances, except that with respect to one executive officer, his incentive compensation, if any is earned, will be payable all in cash. The restrictions on the restricted stock lapse at the end of three years if the participant is then still an employee of the Company.

The effect of the termination of employment of a participant during 2016 ranges from forfeiture of all of the benefits of the program, in the case of a termination for cause or a resignation by the participant, to full benefits based on the actual financial results for the year and an assumption that the participant completed all his individual performance goals satisfactorily, in the event of a termination of employment without cause, for permanent disability or the death of the participant.

The plan has no long-term goal reflecting the Compensation Committee's view that in light of the volatility of the Company's common stock, a long-term goal, such as the total shareholder return goal that was a feature of the 2015 incentive compensation plan, would be unlikely to serve as an incentive to current executives, who are fully concentrated on the short-term in furtherance of the Company's return to profitability. The Compensation Committee will consider adding a long-term goal to future incentive compensation plans when it believes it will be of benefit to the Company to do so. The Committee established three years for the vesting of restricted stock, believing the period to be long enough to provide a continuing incentive, but not so long as to make the goal seem out of reach, or unattainable.

The following table shows some additional information about the program, including various program and participant percentages. As noted above, neither Messrs. Varello nor Barzun are participants in the program.

Program Term:	One year (January 1 – December 31, 2016)
Target Amount as a percent of salary:	Con L. Wadsworth 100% Ronald A. Ballschmiede 170% Kevan M. Blair 40%
The EPS Goal: Minimum Required Achievement Level: Cap on Achievement Level:	Accounts for 50% of the Target Amount 80% of the EPS Goal 120% of the EPS Goal
Individual Performance Goals:	Account for 50% of the Target Amount There is no minimum; and achievement cannot exceed 100%.

Additional information on executive compensation.

•	All incentive compensation, whether paid in cash or stock, is subject to recovery by the Company, irrespective of culpability, if the Company restates the financial statements on which the incentive compensation was based.

•	For more information on payments to the executives in the event of the termination of their employment, see the section below entitled Potential Payments upon Termination or Change-in-Control.

•	A description of the material terms of the employment agreements of the named executive officers is set forth below in the section entitled Employment Agreements of the Named Executive Officers.

•	A description of the material terms of the 2015 Incentive Compensation Plan is set forth below in the section entitled Grants of Plan-Based Awards in 2015.

•	The peer group that the Compensation Committee used for Messrs. MacKenna's and Wright's compensation was as follows (for comparison purposes, the Compensation Committee used the compensation of the Executive Vice President of Tutor Perini's civil group not Tutor Perini's chief executive):

Granite Construction Incorporated Layne Christensen Company Michael Baker International Orion Marine Group, Inc.	Primoris Services Corporation Tutor Perini Corporation* U.S. Concrete, Inc.
•	When the Compensation Committee established the Long-Term Incentive Compensation Program for 2015, an element consisted of a goal based on the Company's three-year total shareholder return (TSR) compared to the TSR of the following peer group, which is believed by the Committee to be more representative:

Argan, Inc.	MasTec, Inc.
Dycom Industries Inc.	Orion Marine Group, Inc.
Granite Construction Incorporated	Primoris Services Corporation
Great Lakes Dredge & Dock Corporation	Tutor Perini Corporation*
Integrated Electrical Services, Inc.	U.S. Concrete, Inc.
Layne Christensen Company	Willbros Group Inc.

Compensation Policies & Practices — Risk Management.

The Compensation Committee has reviewed the Company's compensation policies and practices, and in particular its incentive compensation and bonus policies, as they relate to risk management, and has determined that they support the Committee's compensation objectives without encouraging inappropriate, unintended, or excessive risk-taking by employees, and are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee elected not to hire an outside adviser in undertaking its risk review in 2015. For a full description of the Company's significant risk factors, see Item 1A. Risk Factors in the Company's 2015 Annual Report on Form 10-K, which is available with this Proxy Statement.

In reaching its conclusions, the Compensation Committee took into account many factors, including the fact that because of the nature of the Company's business, any short-term manipulation of financial results will have an adverse effect over time, as follows:

•	Incentive compensation is paid in part in equity that does not vest for a minimum of three years after it is awarded, thereby subjecting the recipient's stock to extended market risk.

•	Officers of the Company and its subsidiaries are subject to stock retention requirements, which also subject their stockholdings to market risk.

•	There are appropriate caps on the amount of incentive compensation that can be earned.

•	Most of the Company's projects are performed over the course of more than one calendar year, so that a manipulated increase in profits in one year will have the effect of reducing profits in the subsequent year and vice versa.

•	The Company's claw-back policy applies to both cash and equity incentive compensation irrespective of whether or not the recipient of the compensation was at fault.

Percentage-of-Completion Accounting. The Compensation Committee considers that, by their nature, the percentage-of-completion accounting and revenue recognition rules under which the Company is required to prepare its financial statements may be susceptible to manipulation. Percentage-of-completion accounting requires management to make estimates at least every month of the cost of completing projects that are on-going at the date of the review. These estimates directly affect reported profits, and profits, directly or indirectly, are the basis for the award of half or more of the Company's incentive compensation. The Compensation Committee believes that this risk is mitigated in the following ways:

•	Senior executives perform rigorous project reviews on a monthly basis to review estimates for any potential inaccuracies.

•	The Company's independent auditors review the current year's estimates and compare them to actual, prior-year results, so that over time, any manipulation of results should become evident.

•	As noted above, because most of the Company's large projects are performed over the course of more than one fiscal year, a manipulated increase in profits in one year will have the effect of reducing profits in the subsequent year, and vice versa.

The Total Stockholder Return Goal. Under the 2015 incentive compensation program, the long-term goal for the vesting of restricted stock units is based on the change in the Company's stock price over a period of three years (total shareholder return, or TSR) compared with the TSR of a peer group of companies over the same period. The Committee believes that manipulation of the Company's stock price to achieve this goal would be particularly difficult because the Company's small float makes the stock price susceptible to swings and variations unaffected by the Company's financial performance, and because of the unpredictability of which events and circumstances actually affect the Company's stock price.

Employment Agreements of the Named Executive Officers. For the effects of termination of employment under the employment agreements of the named executive officers, see the section below entitled Potential Payments upon Termination or Change-in-Control.

The following table shows the material financial features of the employment agreements or employment arrangements of the named executive officers. Messrs. Varello and Barzun do not participate in an incentive plan. Mr. Ballschmiede, who joined the Company in late 2015, participates in the 2016 executive incentive compensation plan described above. Messrs. Ballschmiede and Blair do not have employment agreements.

Name	Annual Salary	Target Incentive Compensation as a Percent of Salary	Percent Allocated to EPS Goal	Percent Allocated to Individual Performance Goals	Percent Paid in Cash	Percent Paid in Restricted Stock
Paul J. Varello	$1.00	N/A	N/A	N/A	N/A	N/A
Ronald A. Ballschmiede (1)	400,000	170%	50%	50%	50%	50%
Roger M. Barzun (2)	$100,000	N/A	N/A	N/A	N/A	N/A
Peter E. MacKenna (3)	$600,000	120%	50%	50%	70%	30%
Thomas R. Wright (3)	$375,000	120%	50%	50%	50%	50%
(1)	Mr. Ballschmiede's numbers are based on the 2016 incentive compensation plan.

(2)	The Compensation Committee has determined that Mr. Barzun's salary amounts to an annual retainer for the performance of routine matters of $100,000. After the end of the year, his salary is subject to increase by an amount that the Compensation Committee believes reflects appropriate compensation for the non-routine matters on which he worked during the year.

(3)	For Mr. MacKenna, these percentages were established in his employment agreement. For Mr. Wright they were established in the Company's 2015 Incentive Compensation Plan in which he participated.
Messrs. MacKenna and Wright left the Company in January and July 2015, respectively.

Mr. Varello's Employment Agreement. Mr. Varello entered into an employment agreement with the Company in March 2015 when he resigned as Chairman of the Board and ceased to be Chief Executive Officer of the Company on only an interim basis. The agreement expires on the third anniversary of its March 9, 2015 effective date. It provides for a salary of $1.00 per year and a single restricted stock award of 600,000 shares that vests in equal installments over three years, but subject to stockholder approval, which occurred at the 2015 Annual Meeting of Stockholders. In place of participating in the Company's health plan, the agreement provides for the reimbursement of his out-of-pocket costs of maintaining the family health insurance coverage that he was maintaining prior to becoming Chief Executive Officer, or any replacement coverage that he may elect to obtain from time to time. He is also entitled to the use of a Company-owned vehicle.

Mr. Ballschmiede. Mr. Ballschmiede does not have an employment agreement. He was hired on an at-will basis that provides that his annual salary is subject to annual reviews by the Chief Executive Officer, with any increase being subject to the approval of the Compensation Committee. In addition, he was awarded 100,000 shares of restricted stock vesting in two annual installments.

Mr. Barzun's Employment Agreement. Mr. Barzun's employment agreement became effective in March 2006 and continues until terminated by the Company or by Mr. Barzun. His salary is subject to annual merit increases and he is eligible to earn an annual cash bonus, both in the discretion of the Compensation Committee, based on the number and scope of non-routine legal matters to which he devoted substantial time during the year, and on such other matters as the Compensation Committee deems relevant. In reviewing Mr. Barzun's employment agreement, the Compensation Committee considers his salary an annual retainer for the performance of routine matters, which, after the end of the year is subject to increase by an amount that the Committee believes reflects appropriate compensation for the non-routine matters on which he worked during the year.

Mr. MacKenna's Employment Agreement. In September 2012, Mr. MacKenna entered into an employment agreement with the Company in connection with his hiring as Chief Executive Officer. The employment agreement had no fixed term, but continued in effect until terminated by either the Company or by Mr. MacKenna, which occurred on January 31, 2015. The employment agreement provided for a signing bonus of $250,000; relocation expense reimbursement; and reimbursement for any income taxes paid on the relocation benefits. His base salary was subject to merit and cost of living increases in the discretion of the Compensation Committee starting with calendar year 2014.

His agreement also provided for a restricted stock award of 100,000 shares in each of 2012 and 2013. The 2012 restricted stock award was to vest in five equal annual installments. The 2013 award was to vest on March 31, 2018 if the Company had achieved a 5% average return on equity for the five fiscal years ended December 31, 2017. The vesting of both awards, by their terms, was accelerated when Mr. MacKenna left the Company.

Of his target incentive compensation, 50% was based on the Company achieving an earnings-per-share (EPS) goal, and 50% was based on his completing his individual performance goals.

Under his employment agreement, no incentive compensation was paid for the EPS goal if less than 80% of the goal were achieved, and the maximum payment of incentive compensation was capped at a 120% level of achievement. The shares of restricted stock payable for 30% of his incentive compensation in 2015 were to vest at the end of a three-year restriction period unless earlier forfeited because of a termination of his employment for cause or if he resigned his employment. Vesting would be accelerated if his employment were terminated without cause. The number of shares awarded, if any, was calculated using the average closing price of the Company's common stock during December of the prior year.

Mr. Wright's Employment Agreement. In September 2013, Mr. Wright entered into an employment agreement with the Company in connection with his hiring as Chief Financial Officer. The employment agreement had a term of one year with automatic annual renewals unless the Company gave Mr. Wright notice of non-renewal sixty days prior to the annual renewal date. The agreement provided for annual reviews of his base salary for merit increases, and for a signing bonus of $100,000; a restricted stock award of 10,000 shares that vested in three substantially equal annual installments on the first three anniversaries of the award date; and reimbursement of relocation expenses. The agreement also provided that he was eligible to participate in the annual incentive compensation plan made available to the Company's senior management team. His agreement was amended in 2014 to replace a change-in-control provision with a retention payment of a year's salary in the event of a change in control of the Company.

Potential Payments upon Termination or Change-in-Control. The table below describes the events that would trigger payments or the provision of other benefits to the named executive officers in the event of the termination of their employment or a change in control of the Company. The Company would provide all the payments and benefits described below. The amounts assume that the termination or change in control occurred on December 31, 2015.

Irrespective of the reason for the termination of employment, the employment agreements of each of Messrs. Varello, MacKenna and Wright prohibit the executive from competing with the Company or soliciting its employees while employed by the Company and after his employment terminates. For Messrs. Varello and MacKenna, the post-employment non-competition/non-solicitation period is eighteen months, and for Mr. Wright, twelve months. Messrs. Ballschmiede, Barzun and Blair are not subject to those prohibitions.

Messrs. Varello, MacKenna and Wright are prohibited by their employment agreements from disclosing the Company's confidential information indefinitely.

Triggering Event	Executive	Payments & Benefits
Termination of the executive's employment by the Company without cause.(1)	Mr. Varello Mr. Ballschmiede Mr. Blair	None other than severance compensation traditionally paid to other salaried employees.

	Mr. Barzun	One year's salary.

Mr. MacKenna

Payment in a lump sum of an amount equal to eighteen months' salary which, at December 31, 2015, would have been $900,000 had he been an employee of the Company at the time.

Reimbursement of COBRA expenses for an 18-month period at a cost to the Company of approximately $27,944 with a gross-up of approximately $9,222 in taxes.

Mr. Wright

Payment in a lump sum of an amount equal to twelve months' salary which, at December 31, 2015, would have been $375,000 had he been an employee of the Company at the time.

Reimbursement of COBRA expenses for a 12-month period at a cost to the Company of approximately $16,769 with a gross-up of approximately $5,534 in taxes.

Termination by the Company for cause.(2)	All executives	No severance compensation is paid, and all of the shares under their outstanding restricted stock awards, if any, are forfeited.
Voluntary resignation by the executive.	All executives	No severance compensation is paid, and all of the shares under their outstanding restricted stock awards, if any, are forfeited.

Triggering Event	Executive	Payments & Benefits
A change in control of the Company, without a termination of employment.	All executives

All of the shares under the executives' outstanding restricted stock awards, if any, vest in full.(3)

At December 31, 2015 the closing price of the Company's common stock was $6.08 per share. Accordingly, the total market value of the shares subject to restrictions that would have vested in a change in control of the Company on December 31, 2015 are as follows:

Mr. Varello $3,648,000

Mr. Ballschmiede $608,000

Mr. Blair $35,209

Mr. Barzun held no restricted stock at December 31, 2015.

Messrs. MacKenna and Wright were not employees at December 31, 2015. All their restricted stock was vested in connection with their departure from the Company.

	Mr. Wright	In addition to the vesting of his restricted stock, Mr. Wright would have been entitled to a lump sum payment equal to one year's salary ($375,000) on the consummation of a change in control of the Company provided that during the negotiations of the transaction he remained an employee of the Company and diligently to the best of his abilities carried out his duties and responsibilities.
A change in control preceded or followed by a termination of employment without cause.(1)	All executives	As described in the immediately preceding section, all of the shares under their outstanding restricted stock awards, if any, vest in full.(3)

Mr. MacKenna

If the termination of employment without cause had occurred during a period starting ninety days before and ending two years after a change in control, he would have been entitled in a lump sum to —

•     The payment and benefits that are described above for a termination of his employment without cause not in connection with a change in control; and

•     A net, lump sum, change-in-control severance payment of $900,000.

Mr. Wright

The $375,000 payment described in the previous section that would be made upon the consummation of a change in control; and

The payment and benefits that are described above for a termination of his employment without cause irrespective of a change in control.

(1)	A termination without cause is a termination for any reason other than a termination for cause, permanent disability, death or a voluntary resignation, but includes a resignation by the executive that is the result of a breach by the Company of a material provision of his employment agreement.

(2)	The term "cause" is a defined term for executives with employment agreements, and means what is commonly referred to as cause in employment matters, such as gross negligence, dishonesty, insubordination, inadequate performance of responsibilities after notice, and the like.

(3)	The accelerated release of restrictions triggers no additional Company payment obligation, but it does accelerate the recognition by the Company of the cost of the award.

Compensation & Stock Tables.

Summary Compensation Table for 2015. The following table sets forth for calendar years 2013, 2014 and 2015, all compensation awarded to, earned by, or paid to —

All individuals who served as the Company's principal executive officer during 2015;

All individuals who served as the Company's principal financial officer during 2015; and

The Company's three most highly compensated executive officers other than those falling into the above two categories who were serving as executive officers at December 31, 2015. At that date, the Company had a total of only three executive officers serving. Messrs. MacKenna and Wright left the Company in January and July, 2015, respectively.

The Company does not pay any additional compensation to any executive officer for serving on the Board of Directors. The amounts include any compensation that was deferred by the executive through contributions to a defined contribution plan account under Section 401(k) of the Internal Revenue Code. All dollar amounts are rounded to the nearest dollar.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compen- sation (2) ($)	Total ($)
Paul J. Varello (3) Chief Executive Officer (principal executive officer) Since February 1, 2015	2015	1.00	—	1,932,000	—	27,342	1,959,343
Ronald A. Ballschmiede (4) Executive Vice President & Chief Financial Officer (principal financial officer) Since November 9, 2015	2015	60,000	—	467,000	—	$97,809	624,809
Roger M. Barzun (5) Senior Vice President & General Counsel, Secretary	2013 2014 2015	220,000 220,000 250,000	— — —	— — —	— — —	— — —	220,000 220,000 250,000
Kevan M. Blair (6) Senior Vice President & Chief Financial Officer (principal financial officer)	2015	304,504	75,000	25,001	—	10,642	415,147
Peter E. MacKenna President & Chief Executive Officer (principal executive officer) January 1 – 31, 2015	2013 2014 2015	600,000 600,000 46,154	— — —	994,000 81,000 —	216,000 189,000 —	156,506 399,952 1,793,500	1,966,506 1,269,952 1,839,654
Thomas R. Wright Executive Vice President & Chief Financial Officer (principal financial officer) January I – July 3, 2015	2013 2014 2015	84,808 350,000 200,962	100,000 — —	92,600 105,000 187,501	56,384 105,000 —	43,502 22,740 449,618	377,294 582,740 838,801

(1)	This is the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, namely the number of shares of common stock multiplied by the closing price of the Company's common stock on the award date or in the case of incentive compensation plan shares, the price at which the number of shares was calculated. The accounting for stock awards is described in Note 14 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

In this column, for Messrs. Blair and Wright, their 2015 long-term incentive compensation was computed in dollars but paid in the form of shares of restricted stock that vest after three years if they remain with the Company, 3,971 shares for Mr. Blair and 29,781 shares for Mr. Wright. Under the 2015 plan, the number of shares was based on the simple average closing price of the Company's common stock during December 2014, $6.296 per share.

(2)	A breakdown of the amounts shown in this column is set forth in the table below except with respect to a directors' fee paid to Mr. Varello that is included in his other compensation. Mr. Varello was paid directors' fees of $10,833 during 2015 for the period during which he was a director but not an employee of the Company.

(3)	Mr. Varello's stock award represents a special, one-time stock award (approved by stockholders at the 2015 Annual Meeting) that is in lieu of a cash salary.

(4)	Mr. Ballschmiede served as a consultant to the Company's Audit Committee for several weeks prior to being hired as Chief Financial Officer, for which work he was paid $97,809, the amount set forth above under All Other Compensation. Mr. Ballschmiede's shares were awarded to him in connection with his joining the Company and becoming Chief Financial Officer.

(5)	While in prior years part of Mr. Barzun's total compensation for the year was characterized as a bonus, the Compensation Committee has determined that, more appropriately, Mr. Barzun's contractual salary is an annual retainer for the performance of routine matters, which, after the end of the year is subject to increase by an amount that the Compensation Committee believes reflects appropriate compensation for the non-routine matters on which he worked during the year.

(6)	Of Mr. Blair's 2015 bonus amount, $25,000 was in recognition of the excellent job he did in undertaking the interim Chief Financial Officer role on short notice in July 2015, and $50,000 was in lieu of what he would have earned had he been able to participate in the Company's 2015 Short-Term Incentive Compensation Program.

All Other Compensation

Name	Year	Company Contribution to 401(k) Plan Account ($)	Relocation Expenses Paid or Reimbursed by the Company ($)	Tax Gross-Ups ($)	COBRA/ Health Insurance Reim- bursement ($)	Use of Company- Owned Vehicle ($)	Country Club Dues ($)	Severance Payments
Paul J. Varello (1)	2015	—	—	—	8,299	8,210	—	—
Kevan M. Blair	2015	5,777	—	—	—	4,865	—	—
Peter E. MacKenna (2)	2013	—	106,445	16,699	22,862	8,410	2,090	—
	2014	—	264,050	112,322	3,811	7,229	12,540	—
	2015	—	—	—	—	—	10,251	1,783,249
Thomas R. Wright (3)	2013	2,154	41,348	—	—	—	2,090	—
	2014	10,200	—	—	—	—	12,540	—
	2015	—	—	—	7,734	—	—	441,884

(1)	Mr. Varello's employment agreement provides that in place of his participation in the Company's health plan, the Company will reimburse him for his out-of-pocket costs of maintaining the family health insurance coverage that he was maintaining prior to becoming Chief Executive Officer, or any replacement coverage that he may elect to obtain from time to time.

(2)	All of Mr. MacKenna's severance payments were based on the terms of his employment agreement for a termination without cause: $147,945 in lieu of 90 days notice of termination; $900,000 for 18-months of salary continuation; $15,304 for COBRA reimbursement; $44,641, the value of the acceleration of certain of his restricted stock; and $720,000 in payment of his full, target incentive compensation for 2015.

Mr. MacKenna's COBRA reimbursements for 2013 and 2014 were based on his employment agreement that provided that in lieu of participating in the Company's health insurance program, he could elect to have the Company reimburse him the cost of maintaining the health coverage of his former employer pursuant to the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) for so long as it was available to him. These COBRA reimbursements ceased in March 2014.

(3)	Mr. Wright's severance payment is the grant-date fair market value ($4.15 per share) of the 106,478 unrestricted shares awarded to him.

Grants of Plan-Based Awards in 2015. The following table shows each grant of an award in 2015 to named executive officers under a Company plan. No grants of stock options were made to the named executive officers in 2015, and no named executive officer holds a stock option. A portion of incentive compensation for 2015 was calculated in dollars, but was paid in shares of restricted stock. For amounts actually paid for 2015, see the Summary Compensation Table for 2015, above. Mr. MacKenna left the Company in January 2015 and Mr. Wright left the Company in July 2015.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
Executive's Name	Threshold (1)	Target (2)	Maximum (3)	(#)	($)
Paul J. Varello(4)	N/A	N/A	N/A	600,000)	1,932,000
Ronald A. Ballschmiede(5)	N/A	N/A	N/A	100,000	467,000
Roger M. Barzun(6)	—	—	—	—	—
Kevan M. Blair(7)	—	—	—	3,971	25,000
Peter E. MacKenna(8)	720,000	720,000	720,000	—	—
Thomas R. Wright	220,500	420,000	462,000	29,781(9)	187,501
				29,781(10)	187,501
(1)	The Threshold represents the sum of —

•	80% achievement of the financial goal, which was the minimum level of achievement that was required for any payout for the financial goal; and

•	25% achievement of individual performance goals, which is a notional percentage since there was no required minimum, or threshold, level of achievement for a payout for individual performance goals.

(2)	The Target represents the sum of —

•	100% achievement of the financial goal; and

•	100% achievement of individual performance goals.

(3)	The Maximum represents the sum of —

•	120% achievement of the financial goal, which was the maximum that could have been be earned even if the achievement level was higher than 120%; and

•	100% achievement of individual performance goals, which was the maximum that could have been earned even if in some manner the actual achievement level was higher than 100%.

(4)	Mr. Varello did not participate in any cash-based incentive compensation plan in 2015. His shares represent an award under a one-time restricted stock plan for the Company’s Chief Executive Officer that was approved by stockholders in May 2015. The shares vest in three installments on the first three anniversaries of the March 9, 2015 award date, when the closing price of the Company's common stock was $3.22 per share.

(5)	Mr. Ballschmiede did not participate in any incentive compensation plan in 2015. His shares represent a restricted stock award made to him in connection with his joining the Company in November 2015. The shares vest in two installments, on the first two anniversaries of the November 9, 2015 award date, when the closing price of the Company's common stock was $4.67 per share.

(6)	Mr. Barzun does not participate in the Company's incentive compensation plans.

(7)	Mr. Blair did not participate in any cash incentive compensation plan for 2015 with the result that there is no possible payout at any level for 2015. His shares represent an award under the 2015 Long-Term Incentive Compensation Program of restricted stock as of January 1, 2015 that vest on January 1, 2018. The number of shares awarded is based on 10% of his annual salary divided by the average closing price of the Company's stock in December 2014 ($6.296 per share) as provided in the plan.

(8)	Mr. MacKenna's employment terminated in early 2015, with the result that, as provided in his employment agreement, what would have been his incentive compensation for 2015 was paid in full in cash as if all 2015 goals (financial and individual) had been achieved.

(9)	These are shares of restricted stock awarded to Mr. Wright on January 1, 2015 under the Company's Long-Term Incentive Compensation Program and were intended to vest if he remained an employee on January 1, 2018. However, the vesting was accelerated when he left the Company in July 2015. As provided in the incentive plan, the number of shares awarded was based on half of his $375,000 annual salary divided by the average closing price of the Company's stock in December 2014 ($6.296 per share.)

(10)	These are restricted stock units awarded to Mr. Wright under the Company's Long-Term Incentive Compensation Program that were intended to vest if the Company's total shareholder return (TSR) over the following three years met a goal based on the TSR of a peer group of companies. The number of restricted stock units was calculated in the same manner as described in footnote 9, above. When Mr. Wright left the Company in July 2015, the units were forfeited.

The following table shows the percentages on which the estimated possible payouts to Mr. Wright in the table above are based. Mr. Wright's targets were established in the Company's 2015 Short-Term (STIP) and Long-Term (LTIP) Incentive Compensation Programs in both of which he participated. As noted above, Messrs. Varello, Ballschmiede and Barzun did not participate in the 2015 incentive compensation programs and Mr. MacKenna left the Company in January 2015. Mr. Blair only participated in the equity-based Long-Term Incentive Compensation Program. Mr. MacKenna left the Company in January 2015 and pursuant to his employment agreement he was entitled to his full target incentive compensation payable in cash as if all financial and individual performance goals had been met.

Name	Salary ($)	Target Incentive Compensation as a Percent of Salary	Percent Allocated to a Financial Goal	Percent Allocated to a TSR Goal	Percent Allocated to Individual Performance Goals	Percent Payable in Cash	Percent Payable in Time-Based Restricted Stock(1)	Percent Payable in Restricted Stock Units(1)
Thomas R. Wright STIP	375,000	70%	50%	—	50%	100%	—	—
Thomas R. Wright LTIP	375,000	100%	—	50%	—	—	50%	50%
(1)	Restricted stock and restricted stock units are calculated in dollars, but are paid in shares of restricted stock or units. The number of shares is computed using the simple average of the daily closing prices of the Company's common stock in December 2014, $6.296 per share as provided in the plan.

The restrictions on the restricted stock lapse on the third anniversary of the award date provided the employee remains with the Company or earlier if the executive's employment is terminated by the Company without cause, or upon a change in control of the Company. The restricted stock units vest if a goal based on the Company's total shareholder return (TSR) compared to the TSR of a peer group of companies is met at the end of the three-year period of the plan.

Mr. Wright left the Company in July 2015 and pursuant to his separation agreement, the lapse of restrictions on his then-outstanding restricted stock was accelerated and his restricted stock units were forfeited.

For the incentive compensation actually paid to the named executive officers for 2015, see the Summary Compensation Table for 2015, above.

For a description of the executives' employment agreements, see the sections, above, entitled Employment Agreements of the Named Executive Officers and Potential Payments upon Termination or Change-in-Control.

Option Exercises and Stock Vested for 2015. The following table shows information for each named executive officer holding restricted stock or restricted stock units that vested during 2015, computed on an aggregated basis. No named executive officer held stock options or SAR's.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Aggregate Dollar Value Realized on Vesting (1) ($)
Paul J. Varello	6,203	(2)	25,122
Peter E. MacKenna	178,408		619,076
Thomas R. Wright	55,526		230,433
(1)	This value is based on the closing price of the Company's common stock on the date the shares vested.

(2)	These shares of restricted stock were issued to Mr. Varello on May 9, 2014 when he was a non-employee director of the Company pursuant to the standard compensation arrangements for non-employee directors in 2014. The award consisted of restricted stock having a value of $50,000 based on the closing price per share of the Company's common stock on the award date, which on May 9, 2014 was $8.06. The restrictions on these shares expired on May 7, 2015, when the closing price per share was $4.05.

Outstanding Equity Awards at December 31, 2015. None of the named executive officers held stock options in 2015, and the Company currently has no outstanding stock options.

The following table shows on an aggregated basis certain information concerning the unvested restricted stock awards of each of the named executive officers that were outstanding on December 31, 2015. These are the only outstanding equity awards that the named executive officers held on December 31, 2015.

	Stock Awards		Equity Incentive Plan Awards
Name	Number of Shares of Stock or Units That Have Not Vested (1) (#)	Market Value on December 31, 2015 of Shares of Stock or Units That Have Not Vested (2) ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($)
Paul J. Varello(3)	600,000	3,648,000	—	—
Ronald A. Ballschmiede(4)	100,000	608,000	—	—
Roger M. Barzun	—	—	—	—
Kevan M. Blair(5)	1,820	11,066	3,971	24,144
Peter E. MacKenna	—	—	—	—
Thomas R. Wright	—	—	—	—
(1)	All of the shares of restricted stock and restricted stock units in the table were issued by the Company. All of the shares of restricted stock vest in full if the executive's employment is terminated by the Company without cause, or upon a change in control of the Company.

(2)	This amount is based on the $6.08 closing price per share of the Company's common stock on December 31, 2015.

(3)	Mr. Varello's shares of restricted stock vest in three equal installments on March 9, 2016, 2017 and 2018.

(4)	Mr. Ballschmiede's shares of restricted stock vest in two equal installments on November 9, 2016 and 2017.

(5)	Mr. Blair's shares of restricted stock vest or vested as follows

789 shares on March 10, 2016

1,031 shares on May 8, 2017

3,971 shares on December 31, 2017.

Equity Compensation Plan Information. The following table contains information at December 31, 2015 about compensation plans (including individual compensation arrangements) under which the Company has authorized the issuance of equity securities.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders:	-0-	N/A	646,886
Equity compensation plans not approved by security holders:	None	N/A	N/A

PERFORMANCE GRAPH

The following graph compares the percentage change in the Company's cumulative total stockholder return on its common stock for the last five years with the Dow Jones US Index, a broad market index, and the Dow Jones US Heavy Construction Index, a group of companies whose marketing strategy is focused on a limited product line, such as civil construction. Both indices are published in The Wall Street Journal. The returns are calculated assuming that an investment with a value of $100 was made in the Company's common stock and in each index at the end of 2009, and that all dividends were reinvested in additional shares of common stock, although the Company has paid no dividends during the periods shown. The graph lines merely connect the measuring dates, and do not reflect fluctuations between those dates. The stock performance shown on the graph is not intended to be indicative of future stock performance.

	December 2010 ($)	December 2011 ($)	December 2012 ($)	December 2013 ($)	December 2014 ($)	December 2015 ($)
Sterling Construction Company, Inc.	100.00	82.59	76.23	89.95	49.00	46.63
Dow Jones US Total Return Index	100.00	101.34	117.89	156.76	177.06	178.18
Dow Jones US Heavy Construction Index	100.00	82.45	100.11	131.42	97.88	86.60

TRANSACTIONS WITH RELATED PERSONS.

This section describes transactions since the beginning of 2015, and currently proposed transactions in which the Company (or its affiliates) was or is to be a participant, and in which any related person had or will have a direct or indirect material interest.

Con L. Wadsworth. Mr. Wadsworth was a Senior Vice President of the Company from June 2014 through February 13, 2015 when he voluntarily gave up that position, but remained the President of the Company's Ralph L. Wadsworth Construction Company, LLC subsidiary (RLW). Effective March 10, 2016, Mr. Wadsworth was elected the Company's Executive Vice President & Chief Operating Officer, and was replaced as President of RLW by Brandon Squire, its Executive Vice President & Chief Operating Officer.

Mr. Wadsworth and some of his immediate family members are part owners of the following companies with which RLW had a business relationship in 2015. Their ownership interests are shown in the table below.

•	Wadsworth & Sons II (W&S2). RLW is the general contractor on a $3.7 million project designated as Exchange Building "B" in Draper Utah, which is owned by W&S2. The project was 99% complete at the end of 2015.

•	W&S2 & Wadsworth Corporate Center Building A, LLC (WCC). RLW leases its primary office space from W&S2 through WCC, an entity owned and managed by W&S2, at an annual rent of $298,909, plus common area maintenance charges of $125,181. This lease expires in 2022.

•	Wadsworth Dannon Way, LLC (WDW) and Wadsworth & Sons III (W&S3). In 2015, RLW leased —

o	a facility for RLW's equipment maintenance shop from WDW at an annual rent of $195,245 plus common area maintenance charges of $76,543; and

o	a facility to provide temporary living quarters for field employees from W&S3 at an annual rent of $42,000.

The W&S3 lease expired in 2014 and was renewed on a month to month basis starting in November 2014 at the same rent.

•	Big Sky, LLC. Big Sky, LLC is an entity owned and managed by W&S3. Big Sky owns a plane that RLW has rented since 2014 for certain business travel of its employees, including Mr. Wadsworth, for which RLW paid Big Sky rental fees and expenses totaling $38,576 in 2015.

Name (Relationship)	W&S2	WDW	W&S3
Con L. Wadsworth	32.50%	24.38%	31.80%
Kip L. Wadsworth (brother)	32.50%	24.38%	31.80%
Tod L. Wadsworth (brother)	32.50%	24.38%	36.40%
Nic L. Wadsworth (brother)	—	24.38%	—
Ralph L. Wadsworth (father)	1.30%	1.24%	—
Peggy Wadsworth (mother)	1.30%	1.24%	—

Policies & Procedures for the Review, Approval or Ratification of Transactions with Related Persons.

General. The Board's policy on transactions between the Company and related persons is set forth in the written charter of the Audit Committee. The policy requires the Audit Committee to review in advance the terms of any transaction between the Company (including its subsidiaries) and a director, executive officer, nominee for election as a director, or stockholder; and any of their affiliates or immediate family members that involves more than $100,000.

Any new transaction is taken under consideration by the Audit Committee, and both new and existing transactions, such as the W&S3 plane rental fees, are reviewed periodically by an independent audit firm retained by the Audit Committee to ensure, among other considerations, that they are in compliance with Delaware law and are on terms that are no less favorable to the Company (including its subsidiaries) than could be obtained from unrelated third parties.

Mr. Wadsworth. As part of its due diligence review prior to the acquisition of an 80% interest in RLW, the Company reviewed the relationships and transactions between RLW, Mr. Wadsworth and Mr. Wadsworth's family members, and concluded that the prices being charged to RLW or by RLW, as the case may be, are competitive and no less favorable to RLW than could be obtained from unrelated third parties. These amounts are also reviewed periodically by the independent audit firm referred to above.

INFORMATION ABOUT AUDIT FEES & AUDIT SERVICES

A representative of the Company's independent registered public accounting firm, Grant Thornton LLP, is expected to be available at the Annual Meeting and will have the opportunity to make a statement, if he or she wishes, and to respond to appropriate questions from stockholders.

The following table sets forth the aggregate fees that Grant Thornton billed to the Company for the years ended December 31, 2015 and 2014.

Fee Category	2015 ($)	Percentage Approved by the Audit Committee	2014 ($)	Percentage Approved by the Audit Committee
Audit Fees:	1,047,180	100%	872,764	100%
Audit-Related Fees:	—	N/A	—	N/A
Tax Fees:	—	N/A	—	N/A
All Other Fees (non-audit fees):	—	N/A	—	N/A

Audit Fees. In 2015 and 2014, audit fees included the fees and expenses for Grant Thornton's audit of the consolidated financial statements included in the Company's Annual Report on Form 10-K for those years; the reviews of the consolidated financial statements included in the Company's quarterly reports on Form 10-Q; the resolution of issues that arose during the audit process; attestation work required by Section 404 of the Sarbanes-Oxley Act of 2002; and other audit services that are normally provided in connection with statutory and regulatory filings. In 2014, a portion of the audit fees related to the Company's May 2014 public offering of common stock.

Of the audit fees for 2015 reflected in the above table, $778,771 had been billed by December 31, 2015. Of the audit fees for 2014 reflected in the above table, $619,188 had been billed by December 31, 2014.

Audit-Related Fees. In 2015 and 2014, the Company incurred no fees in this category.

Tax Fees. The Company's independent registered public accounting firm occasionally provides tax consulting services to the Company. No fees for such services were incurred in 2015 or 2014.

All Other Fees (Non-Audit Fees). In 2015 and 2014, there were no fees paid to Grant Thornton that are related to any other services provided to the Company.

Procedures for Approval of Services. All requests for services that are to be provided by the Company's independent registered public accounting firm, which must include a detailed description of the services to be rendered and the amount of corresponding estimated fees, are submitted to both the Company's Chief Financial Officer and the Chair of the Audit Committee. The Chief Financial Officer authorizes services that have been approved by the Audit Committee within pre-set limits. If there is any question as to whether a proposed service fits within an approved service, the Chair of the Audit Committee is consulted for a determination. The Chief Financial Officer submits to the Audit Committee any requests for services that have not already been approved by the Audit Committee. The request must include an affirmation by the Chief Financial Officer and the independent registered public accounting firm that the request is consistent with the SEC’s rules on auditor independence.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any proposal that a stockholder intends to present at the 2016 Annual Meeting of Stockholders must be submitted to the Secretary of the Company no later than November 24, 2016 in order to be considered timely received.

By Order of the Board of Directors

Roger M. Barzun, Secretary

Important Notice of Availability of Proxy Materials for the Annual Meeting of Stockholders of

Sterling Construction Company, Inc.

To Be Held as follows:

May 6, 2016

8:30 a.m. Local Time

1800 Hughes Landing Blvd.

The Woodlands, Texas 77380

COMPANY NUMBER
ACCOUNT NUMBER
CONTROL NUMBER

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mailed copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery, please make the request as instructed below before April 25, 2016.

Please visit http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=04770 where the following materials are available for view:

•	Notice of Annual Meeting of Stockholders
•	Proxy Statement
•	Form of Electronic Proxy Card
	•	2014 Annual Report

TO REQUEST MATERIAL:		Telephone: 888-776-9962; For international callers: 718-921-8562
E-Mail: info@amstock.com
Website: http://www.amstock.com/proxyservices/requestmaterials.asp

TO VOTE:	Online:	To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time on the day before the meeting date.
- or -
	In Person:	You may vote your shares in person by attending the Annual Meeting.
- or -
	Telephone:	To vote by telephone, please visit https://secure.amstock.com/voteproxy/login2.asp to view the materials and to obtain the toll-free number to call.
- or -
	Mail:	You may request a proxy card by following the instructions above for requesting materials, then fill out the card and mail it to the Company.

1. To elect three (5) directors to the Board of Directors of the Company to serve until their terms expire and until their successors are duly elected and qualified.			2.	To ratify the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2016.
Nominees:	Name	Term	3.	Advisory vote to approve named executive officer compensation.
	Maarten D. Hemsley	One-year term
	Charles R. Patton	One-year term	The meeting will also address any other business that properly
	Milton L. Scott	One-year term	comes before it.
	Paul J. Varello	One-year term
Items 1-3 are more fully described in the Proxy Statement.

Please note that you cannot use this notice to vote by mail.			The record date for the Annual Meeting is Tuesday, March 8,
2016. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

STERLING CONSTRUCTION COMPANY, INC.

ANNUAL MEETING OF STOCKHOLDERS MAY 6, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received a Notice of the Annual Meeting of Stockholders of Sterling Construction Company, Inc. (the Company) to be held on May 6, 2016 at 8:30 a.m., local time, at the Company's headquarters office at 1800 Hughes Landing Blvd., Suite 250, The Woodlands, Texas (the Annual Meeting) as well as having received a Notice of Internet Availability of Proxy Materials for the Annual Meeting; and revoking all prior proxies, hereby appoint(s) Milton L. Scott, Chairman of the Board of Directors, Ronald A. Ballschmiede, Chief Financial Officer, and Roger M. Barzun, General Counsel, and each of them (with full power of substitution) as proxies of the undersigned to attend the Annual Meeting and any adjourned sessions thereof and there to vote and act upon the following matters in respect of all shares of common stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess, if personally present.

Attendance of the undersigned at the Annual Meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicates at the Annual Meeting the intention of the undersigned to vote said shares in person. If the undersigned holds any shares in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every one of those capacities as well as individually.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

STERLING CONSTRUCTION COMPANY, INC.

May 6, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER
IN PERSON — You may vote your shares in person by attending the Annual Meeting.	ACCOUNT NUMBER
GO GREEN — e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS; AND FOR PROPOSALS 2 and 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of Directors
Nominees	For	Against	Abstain
Maarten D. Hemsley
Charles R. Patton
Richard O. Schaum
Milton L. Scott
Paul J. Varello
2. To ratify the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2016.
3. Advisory vote to approve named executive officer compensation.
The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to the election of directors or proposals 2 or 3, specified above, this proxy will be voted FOR the election of each director; and FOR Proposals 2 and 3. All proposals are made by the Board of Directors.
IF YOU WISH TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, YOU NEED ONLY SIGN AND DATE THIS PROXY. YOU DO NOT NEED TO MARK ANY BOXES.
Signature of Stockholder __________________________ Date ______________ Signature of Stockholder Date _________________